EXHIBIT 10.2

Execution Version

AEGERION PHARMACEUTICALS, INC.

AND

AMRYT PHARMA PLC

PLAN FUNDING AGREEMENT

May 20, 2019

Exhibits

Exhibit A: Form of Voting Agreement

Exhibit B: Form of Shared Services Agreement

Exhibit C: Form of CVR Instrument

Exhibit D: Form of Loan Notes Deed Poll

Exhibit E: Form of Registration Rights Agreement

Disclosure Schedules

Company Disclosure Schedule
Plan Investor Disclosure Schedule

PLAN FUNDING AGREEMENT

THIS PLAN FUNDING AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of May 20, 2019, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Amryt Pharma plc, a company incorporated in England and Wales with the registered number 05316808 and registered address at Dept 920a 196 High Road, Wood Green, London, England, N22 8HH (the “Plan Investor” and, together with the Company, the “Parties” and each a “Party”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, the Company is a wholly-owned indirect subsidiary of Novelion Therapeutics Inc., a Canadian corporation (“Novelion”);

WHEREAS, Novelion holds the Novelion Intercompany Loan Claim;

WHEREAS, the Company and the Plan Investor desire to undertake the transactions contemplated by this Agreement and the other Transaction Documents;

WHEREAS, in order to facilitate the transactions contemplated by the Transaction Documents, the Company intends to take certain actions, including filing voluntary petitions for relief along with Aegerion Pharmaceuticals Holdings, Inc. (the “Bankruptcy Cases”) under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, in support of the Bankruptcy Cases, the Plan Investor, the Company and certain lenders to the Company (including Novelion) have entered into the Restructuring Support Agreement, dated as of the date hereof (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Restructuring Support Agreement”);

WHEREAS, to implement the restructuring described in the Restructuring Support Agreement (the “Restructuring”) and in connection with the transactions contemplated by the Transaction Documents, (i) the Plan Investor desires to purchase the Reorganized Company Interests (the “Acquisition”) in consideration for the Closing Shares (as hereinafter defined), upon the terms and subject to the conditions set forth herein, and (ii) simultaneously with the Acquisition and the issuance of the Closing Shares, the Company desires to distribute the Closing Shares to Novelion and certain other lenders or creditors of the Company in satisfaction of certain obligations of the Company to such Persons upon the terms and subject to the conditions set forth in this Agreement, the Plan and the other Transaction Documents;

WHEREAS, contemporaneously with the execution of this Agreement, certain stockholders of the Plan Investor have entered into a Voting Support Agreement (the “Voting Agreement”), a form of which is attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, the Company and Novelion have entered into an amendment to that certain Master Service Agreement, dated as of December 1, 2016, by and between the Company and Novelion (as so amended, the “Shared Services Agreement”), a form of which is attached hereto as Exhibit B;

WHEREAS, upon the recommendation of the Restructuring Committee, the Company Board has unanimously approved the Transaction Documents and transactions contemplated thereby;

WHEREAS, the Plan Investor Board has unanimously approved the Transaction Documents and transactions contemplated thereby and will recommend that the holders of the voting securities (the “Plan Investor Shares”) of the Plan Investor (the “Plan Investor Stockholders”) vote in favor of the Acquisition and other transactions contemplated by the Transaction Documents; and

WHEREAS, in order to facilitate the transactions contemplated by this Agreement and the Transaction Documents, the Plan Investor proposes to enter into a scheme of arrangement under Part 26 of the Companies Act with the Plan Investor Stockholders whereby the Plan Investor Stockholders (and the holders of options over Plan Investor Shares (the “Plan Investor Options”) (and the holders of the Plan Investor Options, the “Plan Investor Optionholders”) will exchange the Plan Investor Shares held by such Plan Investor Stockholders (and the Plan Investor Options held by such Plan Investor Optionholders) for new ordinary shares (or new options over such ordinary shares) issued by a special purpose vehicle, together with one (1) CVR Security for each Plan Investor Share (or Plan Investor Option), incorporated to be the new ultimate holding company of the Plan Investor Group (“New Atlas TopCo”), whereupon the rights and obligations of the Plan Investor under this Agreement shall be assumed by New Atlas TopCo in accordance with the terms and conditions of this Agreement and the Scheme Document (such scheme of arrangement, the “Scheme”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.           Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms used but not defined herein shall have the meanings attributed to them in the Restructuring Support Agreement or the Plan that is attached to the Restructuring Support Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms and conditions no less favorable to the Company, in any material respect, than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not (x) limit or adversely affect the rights of the Company pursuant to Section 6.9 or (y) otherwise prohibit compliance by the Company with any provision of this Agreement or any of the Transaction Documents.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by Contract, by Charter Documents or otherwise.  Following the Closing, the Reorganized Company Group Members shall be deemed to be Affiliates of the Plan Investor.  For purposes of this Agreement, except where expressly set forth to the contrary, Novelion shall not be deemed an Affiliate of any Company Group Member.

“AIM” means the Alternative Investment Market operated by the London Stock Exchange plc.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Athyrium” means Athyrium Opportunities II Acquisition LP, a Delaware limited partnership and Athyrium Opportunities III Acquisition LP, a Delaware limited partnership;

“Backstop Agreement” means the agreement to be entered into between the Plan Investor and certain lenders of the Company on or about the date of this Agreement in connection with the Plan Investor Equity Raise;

“Business Day” means any day other than a Saturday, Sunday, a “legal holiday,” as defined in Federal Rule of Bankruptcy Procedure 9006(a), or a day on which banks are not open for general business in Dublin, Ireland, New York, New York or London, United Kingdom, as applicable in the context.

“Charter Documents” means (i) the articles of incorporation, the certificate of incorporation or the articles of association and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, the operating agreement and the certificate of organization of a limited liability company; or (v) any document adopted or filed with any Governmental Entity in connection with the creation, formation or organization of the applicable Person; together with any amended, amended and restated or otherwise modified or supplemented version of any of the foregoing.

“Claim” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing Shares” means a number of newly issued ordinary shares of the Plan Investor (or, at the election of the Plan Investor, American Depositary Shares representing such ordinary shares or, if applicable, equivalent ordinary shares in New Atlas Topco), equal to (a) 1.59 multiplied by (b) the aggregate amount of all issued and outstanding ordinary shares of the Plan Investor (or New Atlas Topco as appropriate) immediately prior to the Closing (but prior to giving effect to the Plan Investor Equity Raise and the Company Rights Offering Transactions and any ordinary shares issuable upon conversion of the New Convertible Notes) plus an amount of shares equal to the additional shares represented by all warrants and/or options outstanding immediately prior to the Closing (excluding any warrants and/or options issued under the existing Amryt Pharma plc Employee Share Option Plan, as amended on 25 May 2017).  The Closing Shares shall be calculated based on information available as of the date five (5) Business Days prior to the Closing; provided from and after the date of such calculation the Plan Investor shall take all actions reasonably necessary not to alter the amounts used therefor other than in de minimis amounts.  By way of illustration, this would result in the Closing Shares being equal to 61.4% of the issued and outstanding ordinary shares of the Plan Investor determined as provided above, after giving effect to such issuance of Closing Shares calculated as provided above.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 2006 (UK);

“Company Alternative Proposal” means any solicited bona fide proposal or offer during the Go-Shop Period or any unsolicited bona fide proposal or offer other than during the Go-Shop Period, from any Person (other than the Plan Investor or any of its Affiliates) with respect to a Company Alternative Transaction.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of the Company Group substantially as conducted as of the date hereof.

“Company Employee Benefit Plan” means any:  (a) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or sponsored by any Company Group Member or to which any such Person contributes (or is required to contribute) or for which any Company Group Member otherwise has or may have any Liability, either directly or as a result of being an ERISA Affiliate or otherwise, whether or not funded and whether or not terminated, (b) personnel policies of any Company Group Member (including any employee handbooks), and (c) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, incentive compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health or other medical, disability, life and welfare plans or insurance (whether insured or self-insured), policies, programs or arrangements, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing or termination pay, supplementary unemployment benefit, retirement and supplementary retirement plans, programs, agreements and arrangements, that are maintained or sponsored by any Company Group Member or to which any such Person contributes (or is required to contribute), or, in each case, for which any Company Group Member has any Liability, either directly or as a result of being an ERISA Affiliate or otherwise.

“Company Fundamental Representations” means the representations set forth in Section 4.1 (Organization), Section 4.2 (Qualification; Due Authorization; Power and Authority), and Section 4.19 (Brokers’ Fees).

“Company Group” means the Company and its direct or indirect Subsidiaries, as of the date hereof and prior to the Effective Date.

“Company Group Member” means each of the Company and its direct or indirect Subsidiaries, in each case, as of the date hereof and prior to the Effective Date.

“Company’s Knowledge” or other words of similar import means the actual knowledge, after a reasonable best efforts inquiry, of those individuals identified in Section 1.1(b) of the Company Disclosure Schedule.

“Company Latest Balance Sheet” means the unaudited consolidated balance sheet of Novelion and its Subsidiaries as of March 31, 2019 as set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance that: (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, assets or Liabilities or property of the Company Group, taken as a whole, or (b) has impacted or would reasonably be expected to impact, the ability of the Company to consummate the transactions set forth in, or perform its obligations under, any Transaction Document, in each case in any material respect; provided, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: any consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance (i) arising from general economic or political conditions or financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations; (ii) directly arising from the announcement or performance of, or compliance with, the pendency of, or the public or industry knowledge of, this Agreement or the transactions contemplated by this Agreement (other than compliance with Article IV and it being understood that this clause (b)(ii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the compliance with the terms of this Agreement) or the filing of the Bankruptcy Cases; (iii) arising from any changes in Laws or GAAP that the Company Group is required to adopt; (iv)  arising from natural disasters, acts of terrorism or war (whether or not declared) or epidemics or pandemics; (v) arising from the failure to meet any projections or forecasts (but not the underlying causes thereof which shall be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to this definition); or (vi) arising out of any action taken or omitted to be taken at the written request or with the written consent of the other Party; provided that in each case of the clauses (i), (iii), (iv) and (v) above, such consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance does not have a disproportionate impact on the Company Group, taken as a whole, compared to other companies operating in the industry in which the Company Group operates and in such event, only any such disproportionate impact shall be considered in determining whether a Company Material Adverse Effect has occurred.  For the avoidance of doubt, any Proceeding brought before the Bankruptcy Court (whether under the Bankruptcy Cases or otherwise) shall not constitute a Company Material Adverse Effect as long as the Company has the ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents in accordance with their respective terms and the Confirmation Order, in each case, in all material respects; provided, such consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance of such Proceeding may be taken into account when determining whether a Company Material Adverse Effect has occurred.

“Company Rights Offering Transactions” means the Rights Offering as defined in the Plan.

“Company Superior Proposal” means a written Company Alternative Proposal in which any Person or group of Persons would acquire  fifty percent (50%) or more of the outstanding equity securities of the Reorganized Company or fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole, that the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisors) (w) is not subject to any financing or due diligence contingency of any kind, (x) was not made as a result of, or otherwise in connection with, any breach of this Agreement (y) is reasonably likely to be consummated in accordance with its terms and (z) if consummated, would result in a transaction that is more favorable to the Company from a financial point of view, after taking into account all relevant factors (including the timing, financing and other legal and regulatory aspects of such Company Alternative Proposal (including the identity of the Person or group making such proposal)), than the transactions contemplated by this Agreement and the other Transaction Documents (after giving effect to all adjustments to the terms hereof and thereof that may be offered by the Plan Investor pursuant to Section 6.9(f)).

“Company Termination Fee” shall be an amount equal to $11,850,000.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 11, 2019, by and among the Company, Novelion, Plan Investor and certain creditors of the Company.

“Confirmation Order” shall have the meaning set forth in the Plan.

“Contracts” means all contracts, agreements, leases, understandings and arrangements to which any Person is a party or by which any such Person or any of its assets is bound or under which any such Person has rights, including any Real Property Leases, in each case including any amendments, amendments and restatements and other modifications and supplements thereto.

“CVR Instrument” means the deed poll to be entered into by New Atlas TopCo constituting the CVR Securities to be issued to the Plan Investor Stockholders and the Plan Investor Optionholders in relation to the Scheme in accordance with the terms and conditions of the Scheme Document, in the form attached hereto as Exhibit C, containing the Loan Notes Deed Poll in the form attached hereto as Exhibit D.

“Data Protection Laws” means all applicable laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America and elsewhere in the world, including the EU General Data Protection Regulation (EU) 2016/679 as implemented on May 25, 2018.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of any Contracts relating to the Party’s collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (iv) industry standards and/or codes-of-conduct to which the Party is bound which govern the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Debtors” shall have the meaning set forth in the Plan.

“DIP Financing Agreement” shall have the meaning set forth in the Plan.

“Distribution Agreement” means a distribution agreement entered into by Plan Investor or any of its Subsidiaries and a distributor, in any applicable territory, for the sales and marketing (if and when applicable), importation into a territory and distribution of a Plan Investor product or Plan Investor licensed product within a territory covered by the applicable license agreement in the ordinary course of business.

“DTIF Agreement” means an agreement that the Plan Investor may enter into with respect to the Plan Investor’s collaborative Disruptive Technology Innovation Fund agreement relating to Plan Investors AP103 product.

“Effective Date” shall have the meaning set forth in the Plan.

“Electronic Data Room” means the electronic data rooms established by the Plan Investor or Company as the case may be, in connection with the transactions contemplated by this Agreement.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, security interest, hypothecation, transfer restriction, easement, purchase right, right of first refusal, conditional sale agreement or any other encumbrance.

“Environmental Claim” means any Proceeding by any Person or entity alleging actual or potential Liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person and that, together with such Person and any of the Subsidiaries of such Person, is or was at any time treated as a “single employer” under Section 414 of the Code or Section 4001(b)(1) of ERISA.  Notwithstanding the foregoing, Novelion shall not be considered an ERISA Affiliate of the Company Group.

“Euronext” means the Euronext Growth Market of Euronext Dublin.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fairly Disclosed” means disclosed in such manner to enable the Plan Investor or the Company (as the case may be) to identify the nature and scope of the matter so disclosed.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Final Order” shall have the meaning set forth in the Plan.

“Financing” means any financing procured, or proposed to be procured, by the Plan Investor or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles and practices, as in effect on the date hereof, in the United States or Canada, as applicable.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any supranational, national, foreign, federal, state, provincial or local judicial, legislative, executive, administrative, regulatory or arbitral body or authority or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Tax authority.

“Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and Laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (v) state Laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (vi) Medicare (Title XVIII of the Social Security Act); and (vii) Medicaid (Title XIX of the Social Security Act).

“Highbridge” means Highbridge MSF International Ltd., an exempted company incorporated under the laws of the Cayman Islands, and 1992 Tactical Credit Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands and Highbridge SCF Special Situations SPV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards as adopted by the European Union.

“Independent” means a person who has been proposed as a Director of the Plan Investor who satisfies the criteria of an ‘independent director’ for the purposes of the NASDAQ rules, the AIM Rules, the Euronext Rules and standards and the Quoted Companies Alliance corporate governance code.

“Intellectual Property” means all intellectual property and rights related thereto, whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including:  (a) patents, patent applications, statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, and reexaminations; (b) trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/as), service marks, service mark applications, service mark registrations, URLs, domain names, trade dress, logos, and other indicia of source or origin, and all goodwill associated with the foregoing; (c) copyrights and original works of authorship, whether or not registered, copyright registrations, and copyright applications; (d) computer software programs and software systems and related documentation, whether in source code or object code form; (e) data and database rights; and (f) trade secret and confidential information, including all confidential source code, know-how, processes, formulae, customer lists, inventions, and marketing information.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Law” or “Laws” means any applicable law, statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Entity.

“Liability” or “Liabilities” means any and all assessments, charges, costs, damages, debts, obligations, expenses, fines, liabilities, losses and penalties, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, liquidated or unliquidated, asserted or unasserted, disputed or undisputed, due or to become due, including those arising under any Law or in connection with any counterclaim or class action with respect to any claim by any Governmental Entity and those arising under any Contract and costs and expenses of any proceeding, assessment, judgment, settlement or compromise relating thereto, and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith.

“NASDAQ” means the NASDAQ Global Select Market.

“New Convertible Notes” shall have the meaning set forth in the Plan.

“New Term Loan Agreement” shall have the meaning set forth in the Plan.

“Novelion Intercompany Loan Claim” shall have the meaning set forth in the Plan.

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Outside Date” means the date that is one hundred and fifty (150) days after the Petition Date, as extended in accordance with Section 8.1(b)(ii).

“Permit” means any authorization, approval, consent, certificate, declaration, clearance, filing, notification, qualification, registration, license, permit or franchise or any waiver or exemption of any of the foregoing, of or from, or to be filed with or delivered to, any Person or pursuant to any Law.

“Permitted Encumbrances” means: (a) any Encumbrance permitted under the Plan or the Restructuring Support Agreement; (b) mechanics’, materialmen’s, and similar liens arising by operation of law and incurred in the ordinary course of business; (c) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (in the case of the Company or IFRS (in the case of the Plan Investor)); (d) purchase money liens with respect to equipment and liens securing rental payments under capital lease arrangements with respect to equipment, in each case, incurred in the ordinary course of business; (e) liens incurred in connection with any indebtedness for borrowed money, as identified in the Plan (including the DIP Financing Agreement), that shall be released at or prior to the Closing; (f) liens identified on Section 1.1(c) of the Company Disclosure Schedule; provided, however, for purposes of this definition as it is applied on the Closing Date, only those Encumbrances identified on Section 1.1(c) of the Company Disclosure Schedule that the Company designates pursuant to the Plan that will survive the Closing Date shall be deemed “Permitted Encumbrances”, and (g) restrictions on transfer imposed by federal and state securities laws.

“Person” shall have the meaning set forth in the Plan.

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement.

“Petition Date” shall have the meaning set forth in the Plan.

“PFA Order” means an order of the Bankruptcy Court approving (i) the allowance and payment of the Company Termination Fee and the Company Expense Reimbursement Amount payable to the Plan Investor as permitted pursuant to Section 8.3 of this Agreement, as actual, necessary costs and expenses of preserving the Debtors’ estates entitled to priority as administrative expense claims against the Debtors under sections 503(b) and 507(a)(2) of the Bankruptcy Code and which amounts shall be senior in the Bankruptcy Cases to (x) all other administrative expense claims, (y) all liens securing any prepetition collateral, other than Prepetition Prior Liens (as defined in the Final DIP Order (as defined in the Restructuring Support Agreement)), and (z) any and all adequate protection liens and claims, in each case other than any DIP Lien pursuant to section 364(d)(1) of the Bankruptcy Code or DIP Superpriority Claim (each as defined in the Final DIP Order) granted in connection with the DIP Financing Agreement and the indebtedness thereunder (ii) the market-check procedures as provided in Section 6.9 of this Agreement, and (iii) the termination and remedy provisions of this Agreement and the Restructuring Support Agreement, including that the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically lifted and/or vacated with respect to any Plan Investor action related thereto, including, without limitation, exercise all of its rights and remedies pursuant to the terms of this Agreement, without further action or order of the Bankruptcy Court; provided, however, that any Company Termination Fee or Company Expense Reimbursement Amount shall be paid to the Plan Investor as required pursuant to Section 8.3 of this Agreement.

“Plan” means the proposed chapter 11 plan for the Company and Aegerion Pharmaceuticals Holdings, Inc., in the form attached to the Restructuring Support Agreement and as amended, as permitted in the Restructuring Support Agreement.

“Plan Investor Additional Equity Issuance” means the issuance, after the date of this Agreement and prior to the Closing, by the Plan Investor to certain Plan Investor Stockholders or other Persons, of a number of Plan Investor Shares representing, in the aggregate, no more than 10% of the total number of the issued and outstanding Plan Investor Shares as of the date of the Plan Investor Additional Equity Issuance, determined on a fully diluted basis, in exchange for cash, in circumstances where the approval of the Plan Investor Stockholders is not required in connection with such issuance; provided in such issuance, the Plan Investor shall use reasonable best efforts to obtain assurances from the Plan Investor Stockholders or other Persons, as applicable, obtaining Plan Investor Shares that such Plan Investor Stockholder or other Person will execute and become party to the Voting Agreement.

“Plan Investor Alternative Transaction” means any (a) firm offer made by any Person (other than the Company or any of its Affiliates or any other Person who is party to the Restructuring Support Agreement) to acquire the entire issued share capital of the Plan Investor in accordance with the requirements of the Takeover Code or (b) scheme of arrangement proposed by the Plan Investor to the Plan Investor Stockholders (other than the Scheme) pursuant to which any Person (other than the Company or any of its Affiliates or any other Person who is a party to the Restructuring Support Agreement) would acquire the entire issued share capital of the Plan Investor.

“Plan Investor Board” means the board of directors of the Plan Investor.

“Plan Investor Business” means the business of the Plan Investor Group substantially as conducted as of the date hereof.

“Plan Investor Employee Benefit Plan” means any:  (a) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or sponsored by any Plan Investor Group Member or to which any such Person contributes (or is required to contribute) or for which any Plan Investor Group Member otherwise has or may have any Liability, either directly or as a result of being an ERISA Affiliate or otherwise, whether or not funded and whether or not terminated, (b) personnel policies of any Plan Investor Group Member (including any employee handbooks), and (c) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, incentive compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health or other medical, disability, life and welfare plans or insurance (whether insured or self-insured), policies, programs or arrangements, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing or termination pay, supplementary unemployment benefit, retirement and supplementary retirement plans, programs, agreements and arrangements, that are maintained or sponsored by any Plan Investor Group Member or to which any such Person contributes (or is required to contribute), or, in each case, for which any Plan Investor Group Member has any Liability, either directly or as a result of being an ERISA Affiliate or otherwise, and includes the Employee Share Option Plan (as adopted 18 April 2016 by the Plan Investor and as amended 25 May 2017), pursuant to which the Plan Investor Optionholders have been issued the Plan Investor Options.

“Plan Investor Equity Raise” shall have the meaning set forth in the Plan.

“Plan Investor Fundamental Representations” means the representations set forth in Section 5.1 (Organization), Section 5.2 (Qualification; Due Authorization; Power and Authority), and Section 5.19 (Brokers’ Fees).

“Plan Investor Group” means Plan Investor and its direct or indirect Subsidiaries.

“Plan Investor Group Member” means each of the Plan Investor and its direct or indirect Subsidiaries.

“Plan Investor’s Knowledge” or other words of similar import means the actual knowledge, after a reasonable best efforts inquiry, of those individuals identified in Section 1.1(a) of the Plan Investor Disclosure Schedule.

“Plan Investor Latest Balance Sheet” means the unaudited consolidated balance sheet of the Plan Investor and its Subsidiaries as of March 31, 2019 as set forth on Section 1.1(b) of the Plan Investor Disclosure Schedule.

“Plan Investor Material Adverse Effect” means any consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance that: (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, assets or Liabilities or property of the Plan Investor Group, taken as a whole, or (b) has impacted or would reasonably be expected to impact, the ability of the Plan Investor to consummate the transactions set forth in, or perform its obligations under, any Transaction Document, in each case in any material respect; provided, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Plan Investor Material Adverse Effect: any consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance (i) arising from general economic or political conditions or financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations; (ii) directly arising from the announcement or performance of, or compliance with, the pendency of, or the public or industry knowledge of, this Agreement or the transactions contemplated by this Agreement (other than compliance with Article V and it being understood that this clause (b)(ii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the compliance with the terms of this Agreement) or the Bankruptcy Cases; (iii) arising from any changes in Laws or IFRS that the Plan Investor Group is required to adopt; (iv) arising from any actions required to be taken or not taken under this Agreement; (v) arising from natural disasters, acts of terrorism or war (whether or not declared) or epidemics or pandemics; (vi) arising from the failure to meet any projections or forecasts (but not the underlying causes thereof which shall be considered in determining whether a Plan Investor Material Adverse Effect has occurred unless otherwise excluded pursuant to the terms of this definition); or (vii) arising out of any action taken or omitted to be taken at the written request or with the written consent of the other Party; provided that in each case of the clauses (i), (iii), (iv), (v), and (vi) above, such consideration, effect, occurrence, condition, change, development, event, state of facts or circumstance does not have a disproportionate impact on the Plan Investor Group, taken as a whole compared to other companies operating in the industry in which the Plan Investor Group operate and in such event, only any such disproportionate impact shall be considered in determining whether a Plan Investor Material Adverse Effect has occurred.

“Plan Investor Stockholder Approval” means the requisite approval by resolution of the Plan Investor Stockholders to (i) approve, effect and implement the Acquisition and the other transactions contemplated by the Transaction Documents; (ii) approve the Plan Investor Equity Raise; (iii) confer authorities for the issue and allotment of the Closing Shares to be issued in connection with the Acquisition and the Plan Investor Shares to be issued in connection with the Plan Investor Equity Raise; (iv) dis-apply all relevant preemption rights in respect of the allotment of the Closing Shares to be issued in connection with the Acquisition and the allotment of the Plan Investor Shares to be issued in connection with the Plan Investor Equity Raise; and (iv) approve any amendment of the Charter Documents of the Plan Investor required in connection with the foregoing.

“Plan Investor Termination Fee” shall be $2,050,000.

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Party’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Real Property Leases” means Company Real Property Leases and Plan Investor Real Property Leases.

“Registration Rights Agreement” means the agreement to be entered into between the Plan Investor or New Atlas Topco and certain lenders of the Company substantially in the form of which is attached hereto as Exhibit E.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Reorganized Company” means the Company following the Effective Date.

“Reorganized Company Group” means the Company and its direct or indirect Subsidiaries, following the Effective Date.

“Reorganized Company Group Member” means each of the Company and its Subsidiaries on and after the Effective Date and after giving effect to the Restructuring.

“Reorganized Company Interests” means all of the issued and outstanding equity interests of the Reorganized Company immediately following the Closing.

“Restructuring Committee” means the restructuring committee of the Company Board.

“Rights Offering Documentation” means the documentation pursuant to which the Plan Investor Rights Offering Transactions and the Company Rights Offering Transactions will be made.

“Scheme Document” means the document to be sent to Plan Investor Stockholders and, for information purposes only, to persons with information rights and to Plan Investor Optionholders, containing, amongst other things, the Scheme and the notices convening the meetings of the Plan Investor Stockholders to consider and, if thought fit, approve the Scheme in accordance with the requirements of the Companies Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Officers” means, (a) with respect to the Company, the ten most highly-compensated officers of Novelion, the Company and the Company’s controlled Affiliates (collectively) and (b) with respect to the Plan Investor, the ten most highly-compensated officers of all Plan Investor Group Members (collectively).

“Subsidiaries” or “Subsidiary”, with respect to a Person, means each corporation, limited liability company, partnership, business association or other Person in which such Person owns, directly or indirectly, a majority of the voting power.

“Takeover Code” means the UK City Code on Takeovers and Mergers.

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity under any applicable Tax Legislation, including United States federal, United Kingdom, German, Irish, provincial, state, territorial, county, municipal and local, foreign or other income, capital, capital gains, goods and services, sales, use, consumption, excise, value added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, employment insurance premiums, and provincial workers’ compensation payments, levy, assessment, tariff, impost, imposition, toll and duty, whether computed on a separate, combined, unitary or consolidated basis or in any other manner, including any interest, penalties and fines associated therewith.

“Tax Legislation” means, collectively, all federal, provincial, state, territorial, county, municipal and local, foreign or other statutes, ordinances or regulations imposing a Tax, including all treaties, conventions, rules, regulations, orders and decrees of any jurisdiction.

“Tax Returns” means all returns, reports, declarations, elections, forms, slips, notices, filings, information returns, and statements in respect of Taxes that are required to be filed with any applicable Governmental Entity, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Transaction Documents” means this Agreement, the Restructuring Support Agreement, the Plan, the Voting Agreement, the CVR Instrument, the Scheme Document, the Backstop Agreement, the Registration Rights Agreement, the Shared Services Agreement, and each other Contract, exhibit, schedule, certificate and other document being delivered pursuant to, or in furtherance of the transactions contemplated by, this Agreement, the Restructuring Support Agreement or the Plan.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, including any successor regulations.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

Section 1.2.                                 Other Definitions.  The following terms shall have the meanings defined in the Section indicated:

Acquisition	Recitals
Admission Document	Section 6.5(a)
Agreement	Preamble
AIM Rules	Section 5.4(c)
Antitrust Laws	Section 6.7(a)
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company Alternative Transaction	Section 6.9(c)
Company Alternative Transaction Agreement	Section 6.9(a)
Company Audited Financial Statements	Section 4.5(a)
Company Board Approval	Section 4.2
Company Closing Certificate	Section 7.2(a)
Company Disclosure Schedule	Article IV
Company Expense Reimbursement Amount	Section 8.3(f)
Company Financial Statements	Section 4.5(a)
Company Governmental Requirements	Section 4.3
Company Group Material Contracts	Section 4.8(a)
Company Group Material IP	Section 4.10(d)
Company Latest Balance Sheet Date	Section 4.5(a)
Company Notice of Intended Recommendation Change	Section 6.9(f)
Company Real Property Leases	Section 4.9(a)
Company Unaudited Financial Statements	Section 4.5(a)
CVR Distributions	Section 6.13
CVR Securities	Section 6.13
DEA	Section 4.21(b)
EIB Payoff Letter	Section 3.2(b)(iv)
Employment Agreements	Section 6.14(c)
Environmental Laws	Section 4.13(a)
Environmental Permits	Section 4.13(a)
Equity Transactions	Section 6.8(b)
Euronext Rules	Section 5.4(c)
FDA	Section 4.21(b)
Form F-1	Section 6.6(a)
Go-Shop Period	Section 6.9(b)
Governmental Requirements	Section 5.3
Hazardous Materials	Section 4.13(a)
Health Care Permits	Section 4.21(b)
NASDAQ Listing Application	Section 6.6(b)
New Atlas TopCo	Recitals
New Term Loan Financing	Section 7.1(j)

Nomad	Section 6.5(b)
Novelion	Recitals
Owned Company IP	Section 4.10(a)
Owned Plan Investor IP	Section 5.10(a)
Panel	Section 6.2(a)
Parties	Preamble
Party	Preamble
Plan Investor	Preamble
Plan Investor Audited Financial Statements	Section 5.5(a)
Plan Investor Board Recommendation	Section 5.2
Plan Investor Closing Certificate	Section 7.3(a)
Plan Investor Disclosure Schedule	Article V
Plan Investor Financial Statements	Section 5.5(a)
Plan Investor Governmental Requirements	Section 5.3
Plan Investor Group Material IP	Section 5.10(d)
Plan Investor IP	Section 5.10(b)
Plan Investor Latest Balance Sheet Date	Section 5.5(a)
Plan Investor Material Contracts	Section 5.8(a)
Plan Investor Optionholders	Recitals
Plan Investor Options	Recitals
Plan Investor Real Property Leases	Section 5.9(a)
Plan Investor Shares	Recitals
Plan Investor Stockholder Approval	Section 6.11
Plan Investor Stockholders	Recitals
Plan Investor Unaudited Financial Statements	Section 5.5(a)
Representatives	Section 6.9(b)
Restraining Order	Section 7.1(d)
Restructuring	Recitals
Restructuring Support Agreement	Recitals
Scheme	Recitals
Selected Court	Section 10.2(a)
Shared Services Agreement	Recitals
Voting Agreement	Recitals

ARTICLE II.

ACQUISITION; ISSUANCE OF CLOSING SHARES

Section 2.1.                                 Acquisition.  Upon the terms and subject to the conditions set forth herein and in the Plan (as approved by the Bankruptcy Court pursuant to the Confirmation Order), at the Closing, the Company shall sell, issue, transfer and convey to the Plan Investor, and the Plan Investor shall purchase and acquire from the Company, the Reorganized Company Interests, free and clear of any Claims or Encumbrances (other than restrictions on transfer imposed by federal and state securities laws), together with all rights attaching to the Reorganized Company Interests.  As a result of the Acquisition, the Company shall become a wholly-owned subsidiary of the Plan Investor and any equity interests of the Company issued and outstanding immediately prior to the Closing shall automatically be forfeited and cancelled in accordance with the Plan without any action by the Parties.

Section 2.2.                                 Transaction Consideration.

(a)                                 Closing Shares.  Upon the terms and subject to the conditions set forth herein and in the Plan, at the Closing, in consideration for the Acquisition, the Plan Investor shall issue the Closing Shares to the Company free and clear of all Encumbrances and deemed fully paid. Notwithstanding the foregoing, the Plan Investor shall issue New Warrants (as defined in the Plan) in lieu of the Closing Shares as and to the extent contemplated by the Plan.

(b)                                 Adjustment to Closing Shares.  The Plan Investor may effect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Plan Investor Shares) or other like change with respect to Plan Investor Shares occurring on or after the date hereof and prior to Closing, which shall be taken into account in determining the Closing Shares.

(c)                                  Distribution of the Closing Shares.  Immediately following the issuance of the Closing Shares, the Company shall distribute such Closing Shares to Novelion and other creditors of the Company pursuant to the terms of the Plan and the other Transaction Documents  (as approved by the Bankruptcy Court pursuant to the Confirmation Order).

ARTICLE III.

THE CLOSING

Section 3.1.                                 The Closing.  The closing of the purchase and sale of the Reorganized Company Interests hereunder (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and on the same day as the Effective Date (as defined in the Plan), or on such other date or at such other time and place as the Parties mutually agreed upon in writing (the “Closing Date”).  For the avoidance of doubt, the Closing Date shall be the same date as the Effective Date and any Party has the right to request an in-person Closing location, which shall occur at 10:00 a.m., New York time on the Closing Date at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.2.                                 Closing Deliverables.

(a)                                 At the Closing, the Company shall deliver to the Plan Investor, the following:

(i)                                     evidence, in form and substance reasonably satisfactory to the Plan Investor, of transfer of the Reorganized Company Interests to the Plan Investor, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities laws);

(ii)                                  the Company Closing Certificate;

(iii)                               an affidavit issued to the Plan Investor by an officer of the Company as required by Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations) at any time during the five (5)-year period ending on the Closing Date;

(iv)                              the New Term Loan Agreement shall have been entered into or shall be contemporaneously entered into providing for (i) the conversion of that certain Bridge Credit Agreement dated as of November 8, 2018 among Aegerion Pharmaceuticals, Inc., as borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent, and (ii) the repayment in full of all obligations under that certain finance contract dated as of December 1, 2016 between Amryt Pharmaceuticals DAC and European Investment Bank;

(v)                                 the New Convertible Notes shall have been issued or shall be contemporaneously issued; and

(vi)                              the Transaction Documents to which it is a party or to which it is contemplated to become a party at the Closing, duly executed by the Company.

(b)                                 At the Closing, the Plan Investor shall deliver to the Company, the following:

(i)                                     evidence, in form and substance reasonably satisfactory to the Company, of the issuance of the Closing Shares to the Company, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities laws and the Registration Rights Agreement);

(ii)                                  the Plan Investor Closing Certificate;

(iii)                               the Transaction Documents to which it is a party or to which it is contemplated to become a party at the Closing, duly executed by the Plan Investor; and

(iv)                              a payoff letter in form and substance reasonably satisfactory to the Company with respect to all indebtedness of the Plan Investor to European Investment Bank under that certain finance contract dated as of December 1, 2016 between Amryt Pharmaceuticals DAC and European Investment Bank (the “EIB Payoff Letter”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule prepared by the Company (the “Company Disclosure Schedule”) and delivered to the Plan Investor simultaneously with the execution and delivery hereof and (ii) contemplated by Section 10.5 of this Agreement, the Company represents and warrants to the Plan Investor as follows:

Section 4.1.                                 Organization.  Each Company Group Member is, and as of the Closing each Reorganized Company Group Member will be, duly incorporated, formed or organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed or domiciled.  Each Company Group Member is, and as of the Closing each Reorganized Company Group Member will be, licensed or qualified to do business in each jurisdiction where the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Group Member has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, in each case, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2.                                 Qualification; Due Authorization; Power and Authority.  Subject to approval of the Bankruptcy Court for actions to be taken after the Petition Date, the Company has all power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The making, execution and delivery of this Agreement and the other Transaction Documents, and the performance of the obligations and covenants contained herein and therein have been duly and validly authorized by all necessary corporate actions of the Company.  The Company Board, upon recommendation of the Restructuring Committee, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the other Transaction Documents, and (ii) determining that the terms of this Agreement and the other Transaction Documents are fair and in the best interests of the Company (the “Company Board Approval”). The Company Board Approval has not been rescinded, modified or withdrawn as of the date of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Plan Investor, this Agreement will constitute the valid and binding obligations of the Company, and as of the Effective Date, the Reorganized Company, enforceable against the Company and the Reorganized Company, as applicable, in accordance with its terms (except as such enforcement may be limited by insolvency, reorganization, moratorium, receivership, conservatorship and by general equity principles).

Section 4.3.                                 Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, authorization, registration or filing under any Law to which the Company Group is subject or by which any of the assets of the Company Group is bound (the “Company Governmental Requirements”); (b) require the consent or approval of any other party to, or conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which any Company Group Member is a party; (c) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of any Company Group Member; or (d) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of any Company Group Member; in each case, other than (i) on or after the Petition Date, the authorization or approval of the Bankruptcy Court, (ii) authorizations, consents, orders or approvals of, or registrations or declarations with, any Governmental Entity or other Person set forth on Section 4.3 of the Company Disclosure Schedule, (iii) authorizations, consents or approvals required under any applicable Antitrust Laws, and (iv) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Any such authorization, consent, approval, order, registration or declaration that has been obtained, effected or given is in full force and effect as of the date hereof.  Except as a result of the commencement of the Bankruptcy Cases, no Company Group Member is in default under, and no event has occurred that with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, Permit or license of any Governmental Entity where such default would reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.                                 Capitalization.  With respect to each Company Group Member, Section 4.4 of the Company Disclosure Schedule sets forth a true, correct and complete list of the (i) name, (ii) type of entity, (iii) jurisdiction, (iv) the number and type of all authorized capital stock or other equity interests thereof, (v) the number and type of all issued and outstanding capital stock or other equity interests thereof, and (vi) the ownership of such capital stock or other equity interests as of the date of this Agreement.  Except as set forth on Section 4.4 of the Company Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which any Company Group Member owns as of the date of this Agreement, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Except as set forth on Section 4.4 of the Company Disclosure Schedule, all outstanding shares of capital stock or other equity interests of the Company Group Members have been duly authorized and validly issued as of the date of this Agreement.  There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which any Company Group Member is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity securities of such Person or (b) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity securities of any Company Group Member (including any rights to receive any payment in respect thereof) as of the date of this Agreement.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which equityholders of any Company Group Member may vote as of the date of this Agreement.

Section 4.5.                                 Financial Statements.

(a)                                 The Company has previously provided the Plan Investor with the following financial statements (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of Novelion which includes the Company Group as of December 31, 2018 and the related statements of income, cash flows and changes in owners’ equity for the fiscal year then ended, together with the notes to such Company Financial Statements and the opinion of the Novelion’s independent auditor thereon (the Financial Statements set forth in this clause (i), the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Novelion which includes the Company Group as of March 31, 2019 (the “Company Latest Balance Sheet Date”) and the related statements of income and cash flows for the three (3)-month period then ended (the “Company Unaudited Financial Statements”).  The Company Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as set forth in footnote disclosures thereto) and except for (x) footnote disclosures thereto, and (y) with respect to the Company Unaudited Financial Statements, normal and recurring year-end adjustments (none of which, individually or in the aggregate, are material to the Company Group Members taken as a whole), the Company Financial Statements fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity and cash flows of Novelion, on a consolidated basis, as of the dates and for the periods indicated therein.  The Company Financial Statements were derived from the books and records of Novelion and the Company Group Members and present fairly in all material respects the financial condition of Novelion as of the respective dates they were prepared and the results of operations of the Novelion for the periods indicated therein.

(b)                                 Each Company Group Member maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) subject to the disclosure set forth on Section 4.5(b) of the Company Disclosure Schedule, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6.                                 No Undisclosed Liabilities. No Company Group Member has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof) except for (i) any Liability identified in the Company Latest Balance Sheet; (ii) current Liabilities that have arisen after the Company Latest Balance Sheet Date in the ordinary course of business; (iii) Liabilities arising in the ordinary course of business under any Contract (but, in each case, not Liabilities for breaches thereof); (iv) Liabilities incurred in connection with the Bankruptcy Cases, the DIP Financing Agreement or the transactions contemplated thereby, which Liabilities described in this clause (iv) will be treated pursuant to the Plan, and (v) Liabilities incurred in connection with this Agreement or other Transaction Documents.  No Company Group Member has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

Section 4.7.                                 Recent Events.

(a)                                 Since the Company Latest Balance Sheet Date until the date hereof, (i) each Company Group Member has conducted its business in all material respects in the ordinary course of business (except in connection with the transactions contemplated by this Agreement and the other Transaction Documents) and (ii) there has not been a Company Material Adverse Effect.

(b)                                 Without limiting the generality of the foregoing Section 4.7(a), except as expressly contemplated by any Transaction Document or as set forth on Section 4.7(b) of the Company Disclosure Schedule, no Company Group Member has since the Company Latest Balance Sheet Date and through the date hereof:

(i)                  subjected a material portion of its properties or assets to any Encumbrances, except for Permitted Encumbrances;

(ii)               sold, assigned or transferred a material portion of its assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis book value;

(iii)            amended its Charter Documents;

(iv)           made any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Company Audited Financial Statements;

(v)              incurred, assumed or guaranteed any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(vi)           cancelled any material debts or claims or waived any material rights against a Person that is not a Company Group Member;

(vii)        taken any action to make, change or rescind any material Tax election, amend any material Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability of any Company Group Member in respect of any Tax period starting after the Closing Date, in each case other than in the ordinary course of business; or

(viii)     entered into any Contract to do any of the foregoing.

Section 4.8.                                 Contracts and Commitments.

(a)                                 Section 4.8 of the Company Disclosure Schedule lists the following Contracts (including all amendments, modifications and supplements thereto) to which a Company Group Member is a party as of the date hereof (collectively, the “Company Group Material Contracts”):

(i)                                     (A) any material Contract relating to the borrowing of money or to the issuance of any note, bond, debenture or other evidence of indebtedness, or to mortgaging, pledging or otherwise placing a material Encumbrance on any securities or assets of any Company Group Member; (B) any Contract in the nature of a letter of credit, bankers’ acceptance and similar facilities involving any Company Group Member as an account party or beneficiary; (C) any Contract in the nature of a capital or direct financing lease that is required by GAAP to be treated as a long-term liability involving payments above $250,000 annually; and (D) any Contract containing material earn-out obligations or other contingent payment obligations for the deferred purchase price of property or services, in each case other than any such Contracts whose liabilities will be fully discharged under the Bankruptcy Code;

(ii)                                  any Contract involving any guaranty of any obligation for borrowed money or other material guaranty, performance or completion bond or indemnity or surety arrangement or otherwise relating to the assumption or guarantee of any obligation by or of any Company Group Member, other than any such Contracts whose liabilities will be fully discharged under the Bankruptcy Code;

(iii)                               any license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use by any Company Group Member of any material third-party Intellectual Property (other than commercially available software or software subject to click-through or shrink-wrap agreements);

(iv)                              any license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use of any Intellectual Property of any Company Group Member by any third party (other than licenses granted to customers, resellers and distributors in the ordinary course of business) pursuant to which any Company Group Member receives annual payments above $250,000;

(v)                                 any Contract including a covenant not to compete with any Person, Contracts granting any exclusivity or preferential right of first refusal or right of first offer to any Person or otherwise creating an exclusive relationship with a Person, in each case, to the extent such Contract materially restricts or limits the activities of any Company Group Member or the ability of any Company Group Member to engage or compete in any line of business or any geographic area or from developing or commercializing any pharmaceutical products;

(vi)                              any Contract for the acquisition or disposition of any business, any merger, consolidation, plan or scheme of arrangement or reorganization, or acquisition or disposition of a material amount of stock or assets of any Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) to the extent any Company Group Member has any remaining material obligations thereunder;

(vii)                           other than as contemplated by the applicable Transaction Documents, any Contract that by its terms limits the payment of dividends or other distributions by the Company;

(viii)                        any Contract involving consideration in excess of $250,000 individually, and $500,000 in aggregate for Contracts involving substantially the same customer, supplier or subject matter, and which, in each case, cannot be cancelled by the applicable Company Group Member without penalty or without more than thirty (30) days’ notice;

(ix)                              employment agreements and Contracts with independent contractors or consultants which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(x)                                 any Contracts between any directors or officers of any Company Group Member or any of their Affiliates, on the one hand, and such Company Group Member or any other Company Group Member, on the other hand;

(xi)                              material Contract that provides for any joint venture, partnership or similar arrangement or any Contract involving a sharing of revenues, profits, losses, costs or Liabilities between any Company Group Member, on the one hand, and any other Person, on the other hand;

(xii)                           any “single source” supply Contract pursuant to which goods or materials that are material to the Company Business are supplied to any Company Group Member from an exclusive source; or

(xiii)                        any Contract with any Governmental Entity.

(b)                                 The Plan Investor either has been supplied with, or has been given access to, a true, correct and complete copy of all written Company Group Material Contracts or a summary of all oral Company Group Material Contracts.  Except as (i) set forth in the Plan, or (ii) has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Group Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding and enforceable against the applicable Company Group Member and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights).

(c)                                  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in the Plan or on Section 4.8 of the Company Disclosure Schedule, (A) within the one-year period preceding the date of this Agreement, no Company Group Member has violated or breached, or committed any default in any respect under, any Company Group

Material Contract that remains uncured as of the date hereof, and (B) to the Company’s Knowledge, as of the date of this Agreement, no other Person has violated or breached, or committed any default in any respect under, any Company Group Material Contract that remains uncured as of the date hereof; and (C) as of the date of this Agreement, no event has occurred and is continuing through any Company Group Member’s actions or inactions, as applicable, that will result in a violation or breach in any respect of any of the provisions of any Company Group Material Contract.

Section 4.9.                                 Real Property.

(a)                                 No Company Group Member owns any real property or any interest in real property other than the leaseholds created under the real property leases or subleases for the properties identified on Section 4.9(a) of the Company Disclosure Schedule (including all amendments, modifications, terminations and extensions thereof, the “Company Real Property Leases”).  Section 4.9(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Real Property Leases with respect to all real property leased, licensed, subleased or otherwise used or occupied by any Company Group Member.

(b)                                 The Company Real Property Leases are in full force and effect and are valid and binding against the applicable Company Group Member and, to the Company’s Knowledge, the other parties thereto in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights).  No Company Group Member has leased, subleased or granted to any Person a right to possess, lease or occupy any portion of the real property subject to any Company Real Property Lease.

(c)                                  The Company has delivered or made available to the Plan Investor complete and accurate copies of each of the Company Real Property Leases, and none of such Company Real Property Leases has been materially amended, modified, terminated or extended as of the date hereof in any respect, except to the extent that such amendments, modifications, terminations or extensions are disclosed by copies delivered or made available to the Plan Investor.

(d)                                 No Company Group Member is in default under any of the Company Real Property Leases that remains uncured as of the date hereof, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate with other uncured defaults, a Company Material Adverse Effect

Section 4.10.                          Intellectual Property.

(a)                                 Section 4.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) internet domain name registrations, in each case that are owned by the Company Group Members (collectively, the “Owned Company IP”), and (ii) material (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) internet domain name registrations, in each case that are licensed to the Company Group Members. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group Members own all right, title and interest in the Owned Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances). Each item of material Owned Company IP has been duly registered in, filed in or issued by, as applicable, an official governmental register and/or issuer (or officially recognized register or issuer) and each such registration, filing, issuance and/or application, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) to the Knowledge of the Company remains in full force and effect.

(b)                                 The Company Group Members own and possess all right, title and interest in and to (or have the right pursuant to a valid and enforceable license or otherwise possess legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the Company Business (the “Company IP”).  Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any Company Group Member in any Company IP.

(c)                                  No Company Group Member is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  No Company Group Member has received any written charge, complaint, claim, demand, or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that any Company Group Member must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Company IP.  No Company Group Member has made or asserted any charge, complaint, claim, demand or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Each applicable Company Group Member has taken reasonable best effort steps to maintain, police and protect the Intellectual Property that is material to the Company Business (“Company Group Material IP”). All Company Group Material IP that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of the Company, adequate for protection against unauthorized disclosure or use. To the Knowledge of the Company, there has been no unauthorized disclosure of any Company Group Material IP.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of any Company Group Member, and each of its predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with the applicable Company Group Member or one of its predecessors, vesting ownership of such Intellectual Property in the applicable Company Group Member.  No such Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Group Material IP.

(e)                                  The IT Assets of the Company Group Members operate in all material respects in accordance with their documentation and functional specifications and as required to operate the Company Business and have not, since January 1, 2017, materially malfunctioned or failed.  Each Company Group Member has implemented reasonable best effort measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption, and to the Knowledge of the Company, there has been no such unauthorized use, access, interruption or corruption that has not been remedied in all material respects.  Each Company Group Member has implemented reasonable best effort procedures regarding data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

Section 4.11.                          Privacy and Data Security.

(a)                                 Each of the Company Group Members comply with, and since January 1, 2017 have complied with, in all material respects, all Data Protection Requirements.

(b)                                 There are no restrictions on any Company Group Member’s collection, use, disclosure and retention of Personal Data, except as provided by the Data Protection Requirements.  There are no ongoing material Proceedings, and to the Company’s Knowledge, there are no pending or to the Knowledge of the Company threatened Proceedings, with respect to any Company Group Member’s violation of any Data Protection Requirement.  No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice, complaint, claim, enforcement action, or litigation of any kind has been served on or initiated against any of the Company Group Members pursuant to any Data Protection Requirement.

(c)                                  Each of the Company Group Members have taken reasonable best effort steps, compliant with applicable Data Protection Requirements, to protect (i) the operation, confidentiality, integrity, and security of the Company Group’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Company Group’s possession and/or control from unauthorized use, access, disclosure, and modification.

(d)                                 None of the Company Group Members have experienced any failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Entity, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of the Company Group’s software, equipment or systems

Section 4.12.                          Legal Compliance; Permits.  Except as set forth on Section 4.12 of the Company Disclosure Schedule:

(a)                                 Since January 1, 2017 and as of the date hereof, each Company Group Member has been in compliance with all Laws applicable to such Company Group Member other than any such noncompliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Permits required to conduct the Company Business are in the possession of the applicable Company Group Member, are in full force and effect and are being complied with, in each case, except when such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the current conduct of the Company Business is not, and has not been since January 1, 2017, in default or violation under any Permit (except for such violation that has been remedies and imposes no continuing Liability) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any applicable Permit.  There are no actions pending, or to the Knowledge of the Company, threatened in writing, that seek revocation, cancellation or modification of any applicable Permit, except where such revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company is and shall remain in full compliance with each of the Agreements with Governmental Entities provided on Section 4.12 of the Company Disclosure Schedule. There is no material proceeding or disciplinary action (including fines) by any Governmental Entity currently pending or, to the Company’s Knowledge, threatened in writing against any Company Group Member, any of their respective assets, rights or properties or any of their respective officer or directors, in each case, except for those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13.                          Environmental Compliance and Conditions.

(a)                                 The Company Group Members have obtained and possess all material Permits (“Environmental Permits”) required under Laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the date hereof, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes (“Hazardous Materials”) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials (“Environmental Laws”), in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company Group Members are, and since January 1, 2017 have been, in compliance in all material respects with all terms and conditions of such Environmental Permits and are, and since January 1, 2017 have been, in compliance in all material respects with all other Environmental Laws or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c)                                  There are no Environmental Claims pending, nor to the Knowledge of the Company, threatened against any Company Group Member, and to the Knowledge of the Company, no Company Group Member has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location currently or formerly owned, leased, operated or used by such Company Group Member. There have been no Releases of Hazardous Materials at any properties that are operated, leased or used by any Company Group Member, or to the Knowledge of the Company, at properties that were formerly owned, operated, leased or used by any Company Group Member, that are reasonably likely to cause any Company Group Member to incur any material Liability pursuant to applicable Environmental Law.  No Company Group Member (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of the Company is threatened, with respect thereto, and (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any Liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(d)                                 The representations and warranties in this Section 4.13 constitute the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including any arising under Environmental Law, and no other representation or warranty contained in any other Section of this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 4.14.                          Litigation.  Except as set forth on Section 4.14 of the Company Disclosure Schedule, since January 1, 2017 and as of the date hereof, except for the anticipated Bankruptcy Cases, there has not been (a) any material pending action, suit, proceeding, claim, administrative or court action or other litigation, or to the Company’s Knowledge, any material investigation by any Governmental Entity, pending, or, (b) to the Company’s Knowledge, any material threatened action, suit, proceeding, claim, administrative or court action or other litigation threatened in writing, in each case (X) against any Company Group Member or (Y) that involves any Company Group Member, that is reasonably expected to have a Company Material Adverse Effect.  Except as set forth on Section 4.14 of the Company Disclosure Schedule, no Company Group Member or any of such Person’s assets or its Liabilities are subject to any judicial or administrative or other order issued by, or agreement entered into with, a Governmental Entity except as would not be material to the Company Group Members, taken as a whole.

Section 4.15.                          Tax Matters.

(a)                                 Since January 1, 2017, the Company Group has filed (or have had filed) all federal and other material Tax Returns that it was required to file (or to have filed), taking into account any extensions of time to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes of the Company Group (whether or not shown as owing by such Person on such Person’s Tax Returns) have been fully paid or properly accrued and reserved for in accordance with GAAP.  No material claim has ever been made by an authority in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to taxation by that jurisdiction.  There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company Group Member.

(b)                                 No Company Group Member is, as of the date hereof, the subject of a Tax audit or examination with respect to material Taxes.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal or other material Tax Return of the Company Group.  No Company Group Member has granted a power of attorney that is in effect with respect to any Tax matters.

(c)                                  The Company Group does not have any current material Liability for Taxes of any Person other than itself, including (i) under Treasury Regulations Section 1.1502-6 or (ii) as a transferee or successor, by Contract or otherwise.

(d)                                 No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)                                  To the Company’s Knowledge, the Company has not been a party to a “listed transaction,” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)                                   All material Taxes that any Company Group Member was obligated to withhold from amounts owing to any person, including any employee, independent contractor, stockholder, creditor or third party, in each case, prior to the date hereof, have been fully and timely paid, withheld and remitted or properly accrued.

(g)                                  No Company Group Member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)                                 There are no Tax rulings, requests for rulings, closing agreements, or any other Contracts with any Tax authorities that relate to any Company Group Member that could have a material effect on the liability of any Reorganized Company Group Member for Taxes for any Tax period ending after the Closing Date.

(i)                                     The representations and warranties in this Section 4.15 constitutes the sole and exclusive representations and warranties of the Company with respect to Taxes related to the Company Group, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 4.16.                          Insurance.  Section 4.16 of the Company Disclosure Schedule lists each insurance policy maintained by each Company Group Member as of the date hereof, and the deductibles and coverage limits for each such policy.  The Company has made available to the Plan Investor a copy of such policies.  All such insurance policies are in full force and effect, and applicable Company Group Member is not in default with respect to any material obligations under any such insurance policy.  All premiums in respect of each insurance policy maintained by any of Company Group Member have been paid when due; to the Company’s Knowledge as of the date of this Agreement no material default on the part of the counterparty to such policy exists.  The applicable Company Group Member has not received written notice of cancellation of any insurance policies listed on Section 4.16 of the Company Disclosure Schedule.  There is no claim pending under any such insurance policies as to which, to the Company’s Knowledge, coverage has been questioned, denied or disputed by the underwriters of such policies

Section 4.17.                          Illegal or Improper Payments.

(a)                                 Each Company Group Member (i) is in compliance, and since January 1, 2017 has been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) since January 1, 2017 has not been investigated by any Governmental Entity with respect to, and to the Knowledge of the Company, has not been given notice in writing by a Governmental Entity or any other Person of, any actual or alleged violation by any Company Group Member of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years has had an operational and effective FCPA and anticorruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by each Company Group Member with the FCPA and any other applicable Anti-corruption Laws.

(b)                                 To the Knowledge of the Company, no Company Group Member has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(c)                                  To the Knowledge of the Company, since January 1, 2017, each Company Group Member has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of any Company Group Member relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and no Company Group Member has established or maintained a secret or unrecorded fund.

(d)                                 To the Knowledge of the Company, since January 1, 2017, no Company Group Member has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority.

Section 4.18.                          Related Party Transactions.  No officer, member of the board of directors or managers (or equivalent governing body) of any Company Group Member or, to the Company’s Knowledge, any individual in such officer’s, director’s or manager’s immediate family or Affiliate of any such Person is a party to any material Contract or transaction with any Company Group Member or has any material interest in any material property that is currently used by any Company Group Member, other than under an Company Employee Benefit Plan or pursuant to an employment agreement or as contemplated by this Agreement or the Transaction Documents.

Section 4.19.                          Brokers’ Fees.  Except as set forth on Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by the Transaction Documents.

Section 4.20.                          Employees.(a)                  Section 4.20(a) of the Company Disclosure Schedule sets out, with respect to each Company Group Member, the name, age, position, title, length of employment, status such as full time, part time, exempt or non-exempt, employee or independent contractor, total annual remuneration (including a breakdown of salary and bonus) or other incentive compensation and other terms and conditions of employment (other than Company Employee Benefit Plans) of all employees of such Company Group Member including, solely for the purposes of such schedule, Novelion.

(b)                                 No Company Group Member is bound by or a party to any collective bargaining agreement, agreement with any works council, or labor contract.  There are no actual, or to the Knowledge of the Company, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor-related disputes or proceedings pertaining to any of the Company Group Members, and there have not been any such activities or disputes or proceedings January 1, 2017, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Each Company Group Member is, and since January 1, 2016 has been, in compliance with all Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt for purposes of wage and hour laws and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Section 4.20(d) of the Company Disclosure Schedule contains a list of every Company Employee Benefit Plan.  The Company has delivered to the Plan Investor true, complete and up-to-date copies of all Company Employee Benefit Plans and all amendments thereto together with, if applicable, all summary descriptions thereof, past or present participants therein, the statement of investment policies for each such Company Employee Benefit Plans, all funding agreements and service provider Contracts or other Contracts (including insurance Contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements) relating thereto, the two most recent actuarial reports, the financial statements and evidence of any registration or qualification in respect thereof, in each case, to the extent any Company Group Members may have Liability under such Company Employee Benefit Plans.

(e)                                  All of the Company Employee Benefit Plans are duly registered or qualified where required by applicable Law (including registration or qualification with the relevant Tax authorities where such registration or qualification is required to qualify for Tax exemption or other beneficial Tax treatment) and have always been administered in compliance with their terms and all applicable Laws. Each Company Employee Benefit Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely impact such tax-qualified status.  The Company Group Members have no direct or contingent obligation with respect to any plan subject to Title IV of ERISA or any obligation to provide post-employment welfare benefits except to the extent required by Section 4980B of the Code or similar law.

(f)                                   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in any bonus, golden parachute, severance or other payment, obligation or liability to any current or former employee or director of any of Company Group Member (whether or not under any Company Employee Benefit Plan), materially increase the benefits payable or provided under any Company Employee Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, increase or accelerate employer contributions thereunder or result in any payment that could be nondeductible pursuant to Section 280G of the Code.

(g)                                  There are no claims pending or, to the Knowledge of the Company, threatened against any of the Company Group Members with respect to any Company Employee Benefit Plans and their funding agent, the insurers or the fund of such Company Employee Benefit Plans, other than claims for benefits in the ordinary course.

(h)                                 All of the Company Employee Benefit Plans are fully funded in accordance with their terms and all applicable Laws and generally accepted actuarial principles and practices.

Section 4.21.                          Healthcare Compliance Matters.

(a)                                 Except as set forth on Section 4.21(a) of the Company Disclosure Schedule (i) each Company Group Member is in compliance and since January 1, 2017 has been in compliance with all Health Care Laws applicable to such Company Group Member or any assets owned or used by it and (ii) no Company Group Member has received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2017 from a Governmental Entity that alleges that such Company Group Member is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, (i) no Company Group Member is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity, and (ii) no Company Group Member or any of its employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of the Company, has been convicted of any crime or is subject to any Proceeding by any Governmental Entity or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)                                 Each Company Group Member has, maintains and is operating in material compliance with all Permits of the United States Food and Drug Administration (“FDA”), Drug Enforcement Administration (“DEA”), and comparable Governmental Entities which are required for the conduct of the Company Business (collectively, the “Health Care Permits”), and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Group Member has fulfilled and performed all of its obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any Company Group Member, its business and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, January 1, 2017, no Company Group Member had any product, product candidate or manufacturing site subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any Company Group Member or in which any Company Group Member, or any of its product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of any Company Group Member with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of the Company, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any Company Group Member.

(f)                                   No Company Group Member is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of such Company Group Member or its product candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  The Company has provided the Plan Investor with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all product candidates of any Company Group Member.

Section 4.22.                          No Other Representations or Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Article IV, NO COMPANY GROUP MEMBER, ANY AFFILIATE THEREOF, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY COMPANY GROUP MEMBER, AFFILIATE THEREOF OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PLAN INVESTOR OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Article IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PLAN INVESTOR

Except (i) as set forth in the disclosure schedule prepared by the Plan Investor (the “Plan Investor Disclosure Schedule”) and delivered to the Company simultaneously with the execution and delivery hereof and (ii) contemplated by Section 10.5 of this Agreement, the Plan Investor represents and warrants to the Company as follows:

Section 5.1.                                 Organization.  Each Plan Investor Group Member is duly incorporated, formed or organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed or domiciled.  Each Plan Investor Group Member is licensed or qualified to do business in each jurisdiction where the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  Each Plan Investor Group Member has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, in each case, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

Section 5.2.                                 Qualification; Due Authorization; Power and Authority.  Subject to obtaining the Plan Investor Stockholder Approval, the Plan Investor has all power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The making, execution and delivery of this Agreement and the other Transaction Documents, and the performance of the obligations and covenants contained herein and therein have been duly and validly authorized by all necessary corporate actions of the Plan Investor.  The Plan Investor Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the other Transaction Documents, (ii) determining that the terms of this Agreement and the other Transaction Documents are fair and in the best interests of the Plan Investor and its stockholders, and (iii) recommending that Plan Investor stockholders approve the Acquisition, the issuance of the Closing Shares and the other transactions contemplated by this Agreement (as set forth in the Plan Investor Stockholder Approval) (the “Plan Investor Board Recommendation”).  The Plan Investor Board Recommendation has not been rescinded, modified or withdrawn as of the date of this Agreement.  The consummation of the Acquisition, the issuance of the Closing Shares and the other transactions contemplated by this Agreement by the Plan Investor requires the affirmative vote of at least 50% (or 75% in the case of certain resolutions) of the votes cast by Plan Investor stockholders at a meeting duly called for purposes of obtaining such vote, assuming a quorum is present.  This Agreement has been duly and validly executed and delivered by the Plan Investor and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement will constitute the valid and binding obligations of the Plan Investor in accordance with its terms (except as such enforcement may be limited by insolvency, reorganization, moratorium, receivership, conservatorship and by general equity principles).

Section 5.3.                                 Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, authorization, registration or filing under any Law to which the Plan Investor Group is subject or by which any of the assets of the Plan Investor Group is bound (the “Plan Investor Governmental Requirements” and, together with the Company Governmental Requirements, the “Governmental Requirements”); (b) require the consent or approval of any other party to, or conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which any Plan Investor Group Member is a party; (c) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of any Plan Investor Group Member; or (d) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of any Plan Investor Group Member; in each case, other than  (i) on or after the Petition Date, the authorization or approval of the Bankruptcy Court, (ii) authorizations, consents, orders or approvals of, or registrations or declarations with, any Governmental Entity or other Person set forth on Section 5.3 of the Plan Investor Disclosure Schedule, (iii) authorizations, consents or approvals required under any applicable Antitrust Laws, and (iv) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  Any such authorization, consent, approval, order, registration or declaration that has been obtained, effected or given is in full force and effect as of the date hereof.  No Plan Investor Group Member is in default under, and no event has occurred that with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, Permit or license of any Governmental Entity where such default would reasonably be expected to have a Plan Investor Material Adverse Effect.

Section 5.4.                                 Capitalization.

(a)                                 With respect to each Plan Investor Group Member, Section 5.4(a) of the Plan Investor Disclosure Schedule sets forth a true, correct and complete list of the (i) name, (ii) type of entity,

(iii) jurisdiction, (iv) the number and type of all authorized capital stock or other equity interests thereof, (v) the number and type of all issued and outstanding capital stock or other equity interests thereof, and (vi) the ownership of such capital stock or other equity interests as of the date of this Agreement.  Except as set forth on Section 5.4(a) of the Plan Investor Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which any Plan Investor Group Member owns, as of the date of this Agreement, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Except as set forth on Section 5.4(a) of the Plan Investor Disclosure Schedule, all outstanding shares of capital stock or other equity interests of the Plan Investor Group Members have been duly authorized and validly issued as of the date of this Agreement.  There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which any Plan Investor Group Member is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity securities of such Person or (b) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity securities of any Plan Investor Group Member (including any rights to receive any payment in respect thereof) as of the date of this Agreement.  Each grant of a stock option or other equity award in respect of shares of capital stock or other equity interests of the Plan Investor Group Members was made in accordance with the terms of the applicable Plan Investor Employee Benefit Plan and all other applicable Law.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the equityholders of any Plan Investor Group Member may vote as of the date of this Agreement.

(b)                                 The Closing Shares, when issued to the Company in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities laws and Permitted Encumbrances), will not have been issued in violation of preemptive or similar rights to subscribe for or purchase securities of the Plan Investor, and will be issued in compliance with all applicable Laws and its constitutional documents and the holder thereof will have good, valid and marketable title thereto upon the issuance of such Closing Shares.  Except as contemplated by this Agreement, the issue and sale of the Closing Shares will not result in the right of any holder of Plan Investor securities to adjust the exercise, conversion or exchange price under such securities.

(c)                                  To the Knowledge of the Plan Investor, the Plan Investor is and since January 1, 2017 has been, in compliance in all material respects with all applicable listing and corporate governance rules and requirements applicable to companies traded on AIM and Euronext. The Plan Investor has no reason to believe that it will not, upon the issuance of the Closing Shares, continue to be, in compliance with the listing and maintenance requirements for continued listing or trading on AIM and Euronext in all material respects. Assuming the representations and warranties of the Company are true and correct in all material respects, to the Plan Investor’s Knowledge the consummation of the transactions contemplated by this Agreement will not contravene the rules and regulations applicable to companies traded on AIM or Euronext. There are no proceedings pending or threatened against the Plan Investor relating to the continued listing or trading of the Plan Investor ordinary shares on AIM or Euronext, and the Plan Investor has not received any notice of, nor to the Knowledge of the Plan Investor is there any basis for, the delisting of the Plan Investor ordinary shares from AIM or Euronext. For the avoidance of doubt, the Plan Investor shall not be in breach of this Section 5.4(c) should its ordinary shares be suspended from trading on AIM or Euronext as a result of the transactions contemplated by this Agreement being made public prior to an admission document being published pursuant to the AIM Rules for Companies (the “AIM Rules”) and the Euronext Rule Book (the “Euronext Rules”).

Section 5.5.                                 Financial Statements.

(a)                                 The Plan Investor has previously provided the Company with the following financial statements (collectively, the “Plan Investor Financial Statements”):  (i) the audited consolidated balance sheets of the Plan Investor Group as of December 31, 2018 and the related statements of income, cash flows and changes in owners’ equity for the fiscal year then ended, together with the notes to such Plan Investor Financial Statements and the opinion of the Plan Investor’s independent auditor thereon (the Financial Statements set forth in this clause (i), the “Plan Investor Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Group as of March 31, 2019 (the “Plan Investor Latest Balance Sheet Date”) and the related statements of income and cash flows for the three (3)-month period then ended (the “Plan Investor Unaudited Financial Statements”).  The Plan Investor Financial Statements have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods indicated therein (except as set forth in footnote disclosures thereto) and except for (x) footnote disclosures thereto, and (y) with respect to Plan Investor Unaudited Financial Statements, normal and recurring year-end adjustments thereto (none of which, individually or in the aggregate, are material to the Company Group Members taken as a whole), the Plan Investor Financial Statements fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity and cash flows of the Plan Investor Group, on a consolidated basis, as of the dates and for the periods indicated therein.  The Plan Investor Financial Statements were derived from the books and records of the Plan Investor Group Members and present fairly in all material respects the financial condition of the Plan Investor Group as of the respective dates they were prepared and the results of operations of the Plan Investor Group for the periods indicated therein.  Each Plan Investor Group Member maintains a standard system of accounting established and administered in accordance with IFRS.

(b)                                 Each Plan Investor Group Member maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) subject to the disclosure set forth on Section 5.5(b) of the Plan Investor Disclosure Schedule, transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.6.                                 No Undisclosed Liabilities.  No Plan Investor Group Member has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with IFRS (as in effect on the date hereof) except for (i) any Liability identified in the Plan Investor Latest Balance Sheet; (ii) current Liabilities that have arisen after the Plan Investor Latest Balance Sheet Date in the ordinary course of business; (iii) Liabilities arising in the ordinary course of business under any Contract (but, in each case, not Liabilities for breaches thereof); or (iv) Liabilities incurred in connection with this Agreement or other Transaction Documents.  No Plan Investor Group Member has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

Section 5.7.                                 Recent Events.

(a)                                 Since the Plan Investor Latest Balance Sheet Date until the date hereof, (i) each Plan Investor Group Member has conducted its business in all material respects in the ordinary course of business (except in connection with the transactions contemplated by this Agreement and the other Transaction Documents) and (ii) there has not been a Plan Investor Material Adverse Effect.

(b)           Without limiting the generality of the foregoing Section 5.7(a), except as expressly contemplated by any Transaction Document or as set forth on Section 5.7(b) of the Plan Investor Disclosure Schedule, no Plan Investor Group Member has since the Plan Investor Latest Balance Sheet Date and through the date hereof:

(i)                                subjected a material portion of its properties or assets to any Encumbrances, except for Permitted Encumbrances;

(ii)                             sold, assigned or transferred a material portion of its assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis book value;

(iii)                          amended its Charter Documents;

(iv)                         made any material change in any method of accounting or accounting practice of the Company, except as required by the IFRS or as disclosed in the notes to the Plan Investor Audited Financial Statements;

(v)                            incurred, assumed or guaranteed any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(vi)                         cancelled any material debts or claims or waived any material rights against a Person that is not a Plan Investor Group Member;

(vii)                      taken any action to make, change or rescind any material Tax election, amend any material Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability of the Company in respect of any Tax period starting after the Closing Date, in each case other than in the ordinary course of business; or

(viii)                   entered into any Contract to do any of the foregoing.

Section 5.8.           Contracts and Commitments.

(a)           Section 5.8 of the Plan Investor Disclosure Schedule lists the following Contracts (including all amendments, modifications and supplements thereto) to which a Plan Investor Group Member is a party as of the date hereof (each a “Plan Investor Material Contract” and collectively, the “Plan Investor Material Contracts”), in each case, other than Contracts expressly contemplated by this Agreement or the other Transaction Documents:

(i)                                     (A) any material Contract providing for the borrowing of money or to the issuance of any note, bond, debenture or other evidence of funded indebtedness, or to mortgaging, pledging or otherwise placing a material Encumbrance on any securities or assets of any Plan Investor Group Member; (B) any Contract in the nature of a letter of credit, bankers’ acceptance and similar facilities involving any Plan Investor Group Member as an account party or beneficiary; (C) any Contract in the nature of a capital or direct financing lease that is required by IFRS to be treated as a long-term liability involving annual payments above

$250,000 individually; and (D) any Contract containing material earn-out obligations or other contingent payment or contingent obligations for the deferred purchase price of property or services;

(ii)                                  any material Contract involving any guaranty by a third party of any obligation for borrowed money or other material guaranty, performance or completion bond or indemnity or surety arrangement;

(iii)                               any license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use by any Plan Investor Group Member of any material third-party Intellectual Property (other than commercially available software or software subject to click-through or shrink-wrap agreements);

(iv)                              any license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use of any Intellectual Property of any Plan Investor Group Member by any third party (other than licenses granted to customers, resellers and distributors in the ordinary course of business) pursuant to which any Plan Investor Group Member receives annual payments above $250,000 individually;

(v)                                 any Contract binding any Plan Investor Group Member in respect of a covenant not to compete with any Person, Contracts (other than Distribution Agreements and Contracts entered into in the ordinary course of business) in which any Plan Investor Group Member grants any exclusivity or preferential right of first refusal or right of first offer to any Person or otherwise creates an exclusive relationship binding on any Plan Investor Group Member with a Person, in each case, to the extent such Contract materially restricts or limits the activities of any Plan Investor Group Member or the ability of any Plan Investor Group Member to engage or compete in any line of business or any geographic area or from developing or commercializing any pharmaceutical products;

(vi)                              any Contract for the acquisition or disposition of any business, any merger, consolidation, plan or scheme of arrangement or reorganization, or acquisition or disposition of a material amount of stock or material portion of assets of any Person outside the ordinary course of business, or any material real property (whether by merger, sale of stock, sale of assets or otherwise) to the extent any Plan Investor Group Member has any remaining payment or indemnity obligations thereunder in excess of $250,000 individually, in each case other than sales of inventory in the ordinary course of business;

(vii)                           any Contract that by its terms limits the payment of dividends or other distributions by the Plan Investor;

(viii)                        any Contract, other than a Distribution Agreement or any employment agreements, involving consideration in excess of $250,000 individually, and $500,000 in aggregate for Contracts with substantially the same customer, supplier or subject matter, and which, in each case, cannot be cancelled by the applicable Plan Investor Group Member (a) without penalty or (b) with less than ninety (90) days’ notice;

(ix)                              Contracts with independent contractors or consultants which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(x)                                 any material Contract between any directors of any Plan Investor Group Member, any Senior Officers or (in both cases) any of their Affiliates, on the one hand, and such Plan Investor Group Member or any other Plan Investor Group Member, on the other hand;

(xi)                              any material Contract, involving consideration in excess of $250,000 individually, and $500,000 in aggregate, that provides for any joint venture, partnership or similar arrangement or any Contract, involving consideration in excess of $250,000 individually, and $500,000 in aggregate, involving a sharing of revenues, profits, losses, costs or Liabilities between any Plan Investor Group Member, on the one hand, and any other Person, on the other hand excluding, in each case, (A) Distribution Agreements, (B) Contracts among Plan Investor Group Members which are directly or indirectly wholly owned by the Plan Investor and (C) any Contract that would be covered by this clause (x) solely by virtue of an obligation to pay customary royalties on account of product sales;

(xii)                           any “single source” supply Contract pursuant to which goods or materials that are material to the Plan Investor Business are supplied to any Plan Investor Group Member from an exclusive source which source cannot be replaced without a material increase in cost within ninety (90) days of termination of such Contract; or

(xiii)                        any material Contract with any Governmental Entity outside of the ordinary course of business.

(b)           The Company either has been supplied with, or has been given access to, a true, correct and complete copy of all written Plan Investor Material Contracts or a summary of all oral Plan Investor Material Contracts.  Except as has not had and would not reasonably be expected to have a Plan Investor Material Adverse Effect and except as set forth in the Plan, each Plan Investor Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding and enforceable against the applicable Plan Investor Group Member and, to the Plan Investor’s Knowledge, the other parties thereto, in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights).

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect or except as set forth on Section 5.8 of the Plan Investor Disclosure Schedule, (i) within the one-year period preceding the date of this Agreement, no Plan Investor Group Member has violated or breached, or committed any default in any respect under, any Plan Investor Material Contract that remains uncured as of the date hereof, and (ii) to the Plan Investor’s Knowledge, as of the date of this Agreement, no other Person has violated or breached, or committed any default in any respect under, any Plan Investor Material Contract that remains uncured as of the date hereof; and (iii) as of the date of this Agreement, no event has occurred and is continuing through any Plan Investor Group Member’s actions or inactions, as applicable, that will result in a violation or breach in any respect of any of the provisions of any Plan Investor Material Contract.

Section 5.9.           Real Property.

(a)           No Plan Investor Group Member owns any real property or any interest in real property other than the leaseholds created under the real property leases or subleases for the properties identified on Section 5.9 of the Plan Investor Disclosure Schedule (including all amendments, modifications, terminations and extensions thereof, the “Plan Investor Real Property Leases”).  Section 5.9 of the Plan Investor Disclosure Schedule contains a true, correct and complete list of all Plan Investor Real Property Leases with respect to all real property leased, licensed, subleased or otherwise used or occupied by any Plan Investor Group Member.

(b)           The Plan Investor Real Property Leases are in full force and effect in all material respects and are valid and binding against the applicable Plan Investor Group Member and, to the Plan Investor’s Knowledge, the other parties thereto in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights).  No Plan Investor Group Member has leased, subleased or granted to any Person a right to possess, lease or occupy any portion of the real property subject to any Plan Investor Real Property Lease.

(c)           The Plan Investor has delivered or made available to the Company complete and accurate copies of each of the Plan Investor Real Property Leases, and none of such Plan Investor Real Property Leases has been materially amended, modified, terminated or extended as of the date hereof in any respect, except to the extent that such amendments, modifications, terminations or extensions are disclosed by copies delivered or made available to the Company.

(d)           No Plan Investor Group Member is in default under any of the Plan Investor Real Property Leases that remains uncured as of the date hereof, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate with other uncured defaults, a Plan Investor Material Adverse Effect.

Section 5.10.         Intellectual Property.

(a)           Section 5.10(a) of the Plan Investor Disclosure Schedule sets forth a complete and accurate list of all (i)(A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) internet domain name registrations, in each case that are owned by the Plan Investor Group Members (collectively, the “Owned Plan Investor IP”) and (ii) material (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) internet domain name registrations, in each case that are licensed to the Plan Investor Group Members. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, the Plan Investor Group Members own, all right, title and interest in the Owned Plan Investor IP, free and clear of all Encumbrances (other than Permitted Encumbrances).  Each item of material Owned Plan Investor IP has been duly registered in, filed in or issued by, as applicable, an official governmental register and/or issuer (or officially recognized register or issuer) and each such registration, filing, issuance and/or application, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) to the Knowledge of the Plan Investor, remains in full force and effect.

(b)           The Plan Investor Group Members own and possess all right, title and interest in and to (or have the right pursuant to a valid and enforceable license or otherwise possess legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the Plan Investor Business (the  “Plan Investor IP”).  Neither the execution and delivery of this Agreement by the Plan Investor, nor the performance of this Agreement by the Plan Investor, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any Plan Investor Group Member in any Plan Investor IP.

(c)           No Plan Investor Group Member is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  No Plan Investor Group Member has received any written charge, complaint, claim, demand, or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that any Plan Investor Group Member must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect. To the Knowledge of the Plan Investor, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Plan Investor IP.  No Plan Investor Group Member has made or asserted any charge, complaint, claim, demand or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(d)           Each applicable Plan Investor Group Member has taken reasonable best effort steps to maintain, police and protect the Intellectual Property that is material to the Plan Investor Business (“Plan Investor Group Material IP”). All Plan Investor Group Material IP that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of the Plan Investor, adequate for protection against unauthorized disclosure or use. To the Knowledge of the Plan Investor, there has been no unauthorized disclosure of any Plan Investor Group Material IP.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, to the Knowledge of the Plan Investor, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of any Plan Investor Group Member, and each of its predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with the applicable Plan Investor Group Member or one of its predecessors, vesting ownership of such Intellectual Property in the applicable Plan Investor Group Member. No such Person has asserted, and to the Knowledge of the Plan Investor, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Plan Investor Group Material IP.

(e)           The IT Assets of the Plan Investor Group Members operate in all material respects in accordance with their documentation and functional specifications and as required to operate the Plan Investor Business and have not, since January 1, 2017, materially malfunctioned or failed.  Each Plan Investor Group Member has implemented reasonable best effort measures protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption, and to the Knowledge of the Plan Investor, there has been no such unauthorized use, access, interruption or corruption that has not been remedied in all material respects.  Each Plan Investor Group Member implemented reasonable best effort procedures regarding data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

Section 5.11.         Privacy and Data Security.

(a)           Each of the Plan Investor Group Members comply with, and since January 1, 2017 have complied with, in all material respects, all Data Protection Requirements.

(b)           There are no restrictions on any of the Plan Investor Group Members’ collection, use, disclosure and retention of Personal Data, except as provided by the Data Protection Requirements.  There are no ongoing material Proceedings, and to the Plan Investor’s Knowledge, there are no pending or, to the Knowledge of the Plan Investor, threatened Proceedings, with respect to any Plan Investor Group Member’s violation of any Data Protection Requirement.  No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice, complaint, claim, enforcement action, or litigation of any kind has been served on or initiated against any of the Plan Investor Group Members pursuant to any Data Protection Requirement.

(c)           Each of the Plan Investor Group Members have taken reasonable best effort steps, compliant with applicable Data Protection Requirements, to protect (i) the operation, confidentiality, integrity, and security of the Plan Investor’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Plan Investor’s possession and/or control from unauthorized use, access, disclosure, and modification.

(d)           None of the Plan Investor Group Members have experienced any failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Entity, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of the Plan Investor’s software, equipment or systems.

Section 5.12.         Legal Compliance; Permits.  Except as set forth on Section 5.12 of the Plan Investor Disclosure Schedule:

(a)           since January 1, 2017 and as of the date hereof, each Plan Investor Group Member has been in compliance with all Laws applicable to such Plan Investor Group Member other than any such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  All Permits required to conduct the Plan Investor Business are in the possession of the applicable Plan Investor Group Member, are in full force and effect and are being complied with, in each case, except when such failure would not reasonably be excepted to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, the current conduct of the Plan Investor Business is not, and has not been since January 1, 2017, in default or violation under any Permit (except for such violation that has been remedies and imposes no continuing Liability) and, to the Knowledge of the Plan Investor, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any applicable Permit.  There are no actions pending, or to the Knowledge of the Plan Investor, threatened in writing, that seek revocation, cancellation or modification of any applicable Permit, except where such revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(b)           there is no material proceeding or disciplinary action (including fines) by any Governmental Entity currently pending or, to the Plan Investor’s Knowledge, threatened in writing against any Plan Investor Group Member, any of their respective assets, rights or properties or any of their respective officer or directors, in each case, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

Section 5.13.         Environmental Compliance and Conditions.

(a)           The Plan Investor Group Members have obtained and possess all material Environmental Permits required under the Environmental Laws, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(b)           The Plan Investor Group Members are, and since January 1, 2017 have been, in compliance in all material respects with all terms and conditions of such Environmental Permits and are, and since January 1, 2017 have been, in compliance in all material respects with all other Environmental Laws or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c)           There are no Environmental Claims pending, nor to the Knowledge of the Plan Investor, threatened against any Plan Investor Group Member, and to the Knowledge of the Plan Investor, no Plan Investor Group Member has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location currently or formerly owned, leased, operated or used by such Plan Investor Group Member.  There have been no Releases of Hazardous Materials at any properties that are operated, leased or used by any Plan Investor Group Member, or to the Knowledge of the Plan Investor, at properties that were formerly owned, operated, leased or used by any Plan Investor Group Member, that are reasonably likely to cause any Plan Investor Group Member to incur any material Liability pursuant to applicable Environmental Law.  No Plan Investor Group Member (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of the Plan Investor is threatened, with respect thereto, and (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any Liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(d)           The representations and warranties in this Section 5.13 constitute the sole and exclusive representations and warranties of the Plan Investor with respect to any environmental, health or safety matters, including any arising under Environmental Law, and no other representation or warranty contained in any other Section of this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 5.14.         Litigation.  Except as set forth on Section 5.14 of the Plan Investor Disclosure Schedule, since January 1, 2017 and as of the date hereof, there has not been (a) any material pending action, suit, proceeding, claim, administrative or court action or other litigation, or to the Plan Investor’s Knowledge, any material investigation by any Governmental Entity, pending, or, (b) to the Plan Investor’s Knowledge, any material threatened action, suit, proceeding, claim, administrative or court action or other litigation threatened in writing, in each case (X) against any Plan Investor Group Member or (Y) that involves any Plan Investor Group Member, that is reasonably expected to have a Plan Investor Material Adverse Effect.  Except as set forth on Section 5.14 of the Plan Investor Disclosure Schedule, no Plan Investor Group Member or any of such Person’s assets or its Liabilities are subject to any judicial or administrative or other order issued by, or agreement entered into with, a Governmental Entity except as would not be material to the Plan Investor Group Members, taken as a whole.

Section 5.15.         Tax Matters.

(a)           Since January 1, 2017, the Plan Investor Group has filed (or have had filed) all federal and other material Tax Returns that it was required to file (or to have filed), taking into account any extensions of time to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes of the Plan Investor Group (whether or not shown as owing by such Person on such Person’s Tax Returns) have been fully paid or properly accrued and reserved for in accordance with GAAP.  No material claim has ever been made by an authority in a jurisdiction where the Plan Investor Group does not file Tax Returns that the Plan Investor Group is or may be subject to taxation by that jurisdiction.  There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Plan Investor Group Member.

(b)           No Plan Investor Group Member is, as of the date hereof, the subject of a Tax audit or examination with respect to material Taxes.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal or other material Tax Return of the Plan Investor Group.  No Plan Investor Group Member has granted a power of attorney that is in effect with respect to any Tax matters.

(c)           The Plan Investor Group does not have any current material Liability for Taxes of any Person other than itself, including (i) under Treasury Regulations Section 1.1502-6 or (ii) as a transferee or successor, by Contract or otherwise.

(d)           No Plan Investor Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           To the Plan Investor’s Knowledge, the Company has not been a party to a “listed transaction,” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)            All material Taxes that any Plan Investor Group Member was obligated to withhold from amounts owing to any person, including any employee, independent contractor, stockholder, creditor or third party, in each case, prior to the date hereof, have been fully and timely paid, withheld and remitted or properly accrued.

(g)           No Plan Investor Group Member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)           There are no Tax rulings, requests for rulings, closing agreements, or any other Contracts with any Tax authorities that relate to any Plan Investor Group Member that could have a material effect on the liability of the Company for Taxes for any Tax period ending after the Closing Date.

(i)            The representations and warranties in this Section 5.15 constitutes the sole and exclusive representations and warranties of the Plan Investor with respect to Taxes related to the Plan Investor Group, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 5.16.         Insurance.  Section 5.16 of the Plan Investor Disclosure Schedule lists each insurance policy maintained by each Plan Investor Group Member as of the date hereof, and the deductibles and coverage limits for each such policy.  The Plan Investor has made available to the Company a copy of such policies.  All such insurance policies are in full force and effect, and applicable Plan Investor Group Member is not in default with respect to any material obligations under any such insurance policy.  All premiums in respect of each insurance policy maintained by any of Plan Investor Group Member have been paid when due; to the Plan Investor’s Knowledge as of the date of this Agreement no material default on the part of the counterparty to such policy exists.  The applicable Plan Investor Group Member has not received written notice of cancellation of any insurance policies listed on Section 5.16 of the Plan Investor Disclosure Schedule.  There is no claim pending under any such insurance policies as to which, to the Plan Investor’s Knowledge, coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.17.         Illegal or Improper Payments.

(a)           Each Plan Investor Group Member (i) is in compliance, and since January 1, 2017 has been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) since January 1, 2017 has not been investigated by any Governmental Entity with respect to, and to the Knowledge of the Plan Investor, has not been given notice in writing by a Governmental Entity or any other Person of, any actual or alleged violation by any Plan Investor Group Member of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years has had an operational and effective FCPA and anticorruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by each Plan Investor Group Member with the FCPA and any other applicable Anti-corruption Laws.

(b)           To the Knowledge of the Plan Investor, no Plan Investor Group Member has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(c)           To the Knowledge of the Plan Investor, since January 1, 2017, each Plan Investor Group Member has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with IFRS, in all material respects. There have been no false or fictitious entries made in the books and records of any Plan Investor Group Member relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and no Plan Investor Group Member has established or maintained a secret or unrecorded fund.

(d)           To the Knowledge of the Plan Investor, since January 1, 2017, no Plan Investor Group Member has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority.

Section 5.18.         Related Party Transactions.  No officer, member of the board of directors or managers (or equivalent governing body) of any Plan Investor Group Member or, to the Plan Investor’s Knowledge, any individual in such officer’s, director’s or manager’s immediate family or an Affiliate of any such Person, is a party to any material Contract or transaction with any Plan Investor Group Member or has any material interest in any material property that is currently used by any Plan Investor Group Member, other than under a Plan Investor Employee Benefit Plan or pursuant to an employment agreement or as contemplated by this Agreement or the Transaction Documents.

Section 5.19.         Brokers’ Fees.  Except as set forth on Section 5.19 of the Plan Investor Disclosure Schedule, neither the Plan Investor nor any of its officers or directors on behalf of the Plan Investor has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by the Transaction Documents.

Section 5.20.         Employees.(a)      No Plan Investor Group Member is bound by or a party to any collective bargaining agreement, agreement with any works council, or labor contract.  There are no actual, or to the Knowledge of the Plan Investor, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor-related disputes or proceedings pertaining to any of the Plan Investor Group Members, and there have not been any such activities or disputes or proceedings since January 1, 2017, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(b)           Each Plan Investor Group Member is, and since January 1, 2016 has been, in compliance with all Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt for purposes of wage and hour laws and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(c)           Section 5.20(c) of the Plan Investor Disclosure Schedule contains a list of every Plan Investor Employee Benefit Plan.  The Plan Investor has delivered to the Company true, complete and up-to-date copies of all Plan Investor Employee Benefit Plans and all amendments thereto together with, if applicable, all summary descriptions thereof, past or present participants therein, the statement of investment policies for each such Plan Investor Employee Benefit Plans, all funding agreements and service provider Contracts or other Contracts (including insurance Contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements) relating thereto, the two most recent actuarial reports, the financial statements and evidence of any registration or qualification in respect thereof, in each case, to the extent any Plan Investor Group Members, may have any Liability under such Plan Investor Employee Benefit Plans.

(d)           All of the Plan Investor Employee Benefit Plans are duly registered or qualified where required by applicable Law (including registration or qualification with the relevant Tax authorities where such registration or qualification is required to qualify for Tax exemption or other beneficial Tax treatment) and have always been administered in compliance with their terms and all applicable Laws. Each Plan Investor Employee Benefit Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Plan Investor, nothing has occurred that could reasonably be expected to adversely impact such tax-qualified status.  The Plan Investor Group Members have no direct or contingent obligation with respect to any plan subject to Title IV of ERISA or any obligation to provide post-employment welfare benefits except to the extent required by Section 4980B of the Code or similar law.

(e)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in any bonus, golden parachute, severance or other payment, obligation or liability to any current or former employee or director of any of Plan Investor Group Member (whether or not under any Plan Investor Employee Benefit Plan), increase the benefits payable or provided under any Plan Investor Employee Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, increase or accelerate employer contributions thereunder, or result in any payment that could be nondeductible pursuant to Section 280G of the Code.

(f)            All of the Plan Investor Employee Benefit Plans are fully funded in accordance with their terms and all applicable Laws and generally accepted actuarial principles and practices.

Section 5.21.         Healthcare Compliance Matters.

(a)           Except as set forth on Section 5.21 of the Plan Investor Disclosure Schedule (i) each Plan Investor Group Member is in compliance and since January 1, 2017 has been in compliance with all Health Care Laws applicable to such Plan Investor Group Member or any assets owned or used by it and (ii) no Plan Investor Group Member has received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2017 from a Governmental Entity that alleges that such Plan Investor Group Member is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  Except as set forth on Section 5.21 of the Plan Investor Disclosure Schedule, (i) no Plan Investor Group Member is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity, and (ii) no Plan Investor Group Member or any of its employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of the Plan Investor, has been convicted of any crime or is subject to any Proceeding by any Governmental Entity or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)           Each Plan Investor Group Member has, maintains and is operating in material compliance with all Health Care Permits, and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  Each Plan Investor Group Member has fulfilled and performed all of its obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.  There is no Proceeding pending or, to the Knowledge of the Plan Investor, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any Plan Investor Group Member, its business and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, since January 1, 2017, no Plan Investor Group Member had any product, product candidate or manufacturing site subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Plan Investor Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any Plan Investor Group Member or in which any Plan Investor Group Member, or any of its product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of any Plan Investor Group Member with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of the Plan Investor, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any Plan Investor Group Member.

(f)            No Plan Investor Group Member is the subject of any pending or, to the Knowledge of the Plan Investor, threatened investigation in respect of such Plan Investor Group Member or its product candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  The Plan Investor has provided the Company with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all product candidates of any Plan Investor Group Member.

Section 5.22.         No Other Representations or Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PLAN INVESTOR IN THIS Article V, NO PLAN INVESTOR GROUP MEMBER, ANY AFFILIATE THEREOF, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PLAN INVESTOR GROUP MEMBER, ANY AFFILIATE THEREOF OR ANY OTHER PERSON OR ITS RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PLAN INVESTOR IN THIS Article V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE PLAN INVESTOR.

ARTICLE VI.

COVENANTS

Section 6.1.           Conduct of Business of the Company Pending the Closing.

(a)           Except as (i) otherwise contemplated by any Transaction Document including the Plan, (ii) set forth on Section 6.1 of the Company Disclosure Schedule, (iii) consented to in writing by the Plan Investor or (iv) required by Law or the Bankruptcy Court, during the period from the date of this Agreement until the Closing, the Company shall, and shall cause each of the Company Group Members to, use its reasonable best efforts to conduct its operations and business in the ordinary course of business and in accordance with applicable Law, and to keep available the services of their respective current officers, employees and consultants and to preserve the goodwill and current relationships with Persons with which they have business relations.

(b)           Without limiting the generality of Section 6.1, except as (i) otherwise contemplated by any Transaction Document including the Plan, (ii) set forth on Section 6.1 of the Company Disclosure Schedule, (iii) consented to in writing by the Plan Investor, (iv) required by Law or the Bankruptcy Court or (v) necessary to implement the Scheme in accordance with the Scheme Document, the Company shall not, and shall not permit any of the Company Group Members to:

(i)                                     amend any of their respective Charter Documents except as consistent with the Transaction Documents, including the Plan;

(ii)                                  merge or consolidate with or into any other Person;

(iii)                               excluding debtor in possession financing, sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer, dispose of or grant any option, warrant or rights in, to or under or subject or allow to be subjected to any Encumbrance (other than a Permitted Encumbrance), any portion of the Company Group Members’ debt or equity securities, properties or assets (including tangible and intangible assets) other than, in the case of such properties or assets, in the ordinary course of business;

(iv)                              issue any equity shares or instrument convertible into, or exchangeable or exercisable for, any equity securities or other ownership interest of the Company or any other Company Group Member;

(v)                                 make, declare, set aside, establish a record date for or effect a distribution (whether payable in cash, shares, property or a combination thereof) to holders of its capital stock;

(vi)                              reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities;

(vii)                           form any new Subsidiary of the Company, or merge or consolidate any Company Group Member with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Group Member;

(viii)                        enter into any Contract with respect to the voting and registration of its equity securities;

(ix)                              acquire any Person, business or assets of any Person (other than in the ordinary course of business);

(x)                                 make or authorize any loans, advances or capital contributions to, or investments in, any other Person;

(xi)                              forgive any loans to the directors, officers or employees of any Company Group Member;

(xii)                           change any material Tax election or material accounting or Tax accounting method, file any amendment to a material Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to material Taxes, settle or compromise any Tax claim or assessment or consent to any Tax claim or assessment, surrender any right to claim a refund of material Taxes;

(xiii)                        (A) materially reduce the amount of any material insurance coverage provided by existing insurance policies, or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practices;

(xiv)                       change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payables outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof;

(xv)                          make any changes in its methods of accounting or accounting practices (including with respect to reserves), or write down, write up or write off the book value of any assets (except for depreciations or amortization in ordinary course), in each case, other than as required by GAAP;

(xvi)                       sell, assign, transfer, license, permit to lapse, abandon, or otherwise dispose of any Owned Company IP, other than in the ordinary course of business;

(xvii)                    amend or terminate any Company Group Material Contract, involving consideration in excess of $250,000 individually, and $500,000 in aggregate, or enter into any Contract, involving consideration in excess of $250,000 individually, and $500,000 in aggregate that, if entered into prior to the date hereof, would be a Company Group Material Contract, other than in the ordinary course of business; or

(xviii)                 take, or agree (in writing or otherwise) to take, any of the actions prohibited by this Section 6.1(b).

Section 6.2.           Conduct of Business of the Plan Investor Pending the Closing.

(a)           Except as (i) otherwise contemplated by any Transaction Document, (ii) set forth on Section 6.2 of the Plan Investor Disclosure Schedule, (iii) consented to in writing by the Company or (iv) required by the UK Panel on Takeovers and Mergers (the “Panel”), during the period from the date of this Agreement until the Closing, the Plan Investor shall, and shall cause each of the Plan Investor Group Members to, use its reasonable best efforts to conduct its operations and business in the ordinary course of business and in accordance with applicable Law, and to keep available the services of their respective current officers, employees and consultants and to preserve the goodwill and current relationships with Persons with which they have business relations.

(b)           Without limiting the generality of Section 6.2(a), except as (i) otherwise contemplated by any Transaction Document, (ii) set forth on Section 6.2 of the Plan Investor Disclosure Schedule, (iii) consented to in writing by the Company, (iv) required by Law or (v) required by the Panel, the Plan Investor shall not, and shall not permit any of the Plan Investor Group Members to:

(i)                                     amend any of their respective Charter Documents;

(ii)                                  merge or consolidate with or into any other Person;

(iii)                               sell, issue or distribute or allow to be subjected to any Encumbrance (other than Permitted Encumbrances), any equity securities or instrument convertible into, or exchangeable or exercisable for, any equity securities or other ownership interest of the Plan Investor or any other Plan Investor Group Member; other than in connection with (A) the Plan Investor Rights Offering Transactions, (B) the Plan Investor Additional Equity Issuance, (C) the CVR Securities and the CVR Distributions, or (D) the issuance of equity securities in connection with the conversion or exercise of any security convertible into or exercisable for equity securities which are outstanding as of the date of this Agreement and disclosed in accordance with Section 5.4;

(iv)                              sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer, dispose of or grant any option or rights in, to or under or subject or allow to be subjected to any Encumbrance (other than Permitted Encumbrances), any portion of the Plan Investor Group Members’ properties or assets (including tangible and intangible assets) other than the disposition of inventory in the ordinary course of business;

(v)                                 other than in connection with the CVR Securities and the CVR Distributions, make, declare, set aside, establish a record date for or effect a distribution

(whether payable in cash, shares, property or a combination thereof) to holders of its capital stock;

(vi)                              form any new Subsidiary (other than a direct or indirect wholly owned Subsidiary) of the Plan Investor, or merge or consolidate any Plan Investor Group Member with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Plan Investor Group Member;

(vii)                           enter into any Contract with respect to the voting and registration of its equity securities other than any Contract entered into in connection with the Plan Investor Additional Equity Issuance, subject to the terms and obligations under the Registration Rights Agreement;

(viii)                        acquire any Person, business or assets of any Person other than the acquisition of inventory in the ordinary course of business;

(ix)                              make or authorize any loans, advances or capital contributions to, or investments in, any other Person (other than a direct or indirect wholly owned Subsidiary of the Plan Investor);

(x)                                 forgive any loans to the directors, officers or employees of any Company Group Member;

(xi)                              adopt or change any material Tax election or material accounting or Tax accounting method, file any amendment to a material Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to material Taxes, settle or compromise any Tax claim or assessment or consent to any Tax claim or assessment, surrender any right to claim a refund of material Taxes;

(xii)                           (A) materially reduce the amount of any material insurance coverage provided by existing insurance policies, or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practices;

(xiii)                        make any changes in its methods of accounting or accounting practices (including with respect to reserves), or write down, write up or write off the book value of any assets (except for depreciations or amortization in ordinary course), in each case, other than as required by IFRS;

(xiv)                       sell, assign, transfer, license, permit to lapse, abandon, or otherwise dispose of any Owned Plan Investor IP, other than in the ordinary course of business;

(xv)                          amend in any material respect or terminate any Plan Investor Material Contract (other than a Distribution Agreement or services agreement), involving consideration in excess of $250,000 individually, and $500,000 in aggregate, or enter into any Contract (other than a Distribution Agreement, DTIF Agreement or services agreement), involving consideration in excess of $250,000 individually, and $500,000 in aggregate, that, if entered into prior to the date hereof, would be a Plan Investor Material Contract, other than in the ordinary course of business;

(xvi)                       change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payables outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof ; or

(xvii)                    take, or agree (in writing or otherwise) to take, any of the actions prohibited by this Section 6.2(b).

Section 6.3.           Cooperation; Access to Information; Interim Financial Information.

(a)           Subject to Section 6.3(c), from the date hereof through the earlier of termination hereof and the Closing Date, each Party shall, and shall cause each of its directors, officers and employees and Representatives to, (i) give the other Party and its Representatives reasonable access, during normal business hours upon reasonable notice, to the books, Contracts, records and other documents, properties, facilities and personnel of the first Party and its Subsidiaries; provided, however, that none of the foregoing shall unreasonably interfere with the conduct of the business of the first Party or any of its applicable Subsidiaries, (ii) as promptly as reasonably practicable, furnish to the other Party all such information concerning its business, properties, facilities, operations and personnel as such other Party may reasonably request; provided, however, that none of the foregoing provisions of this paragraph shall require any Party to provide such access or furnish any such information that, in such Party’s reasonable judgment based on the advice of outside counsel does, or would reasonably be expected to, violate any Law or Data Protection Laws.  All documents and information obtained by the Parties or any of their respective Affiliates and Representatives, in each case, that is obtained by virtue of the rights granted by, or otherwise in connection with or pursuant to, this Agreement (including, for the avoidance of doubt, this Section 6.3) shall be subject to the terms and conditions of the Confidentiality Agreement and, for the avoidance of doubt, no information about, or any documents related to, any Plan Investor Group Member shall be disclosed by any Company Group Member in the Bankruptcy Cases or otherwise without the prior written consent of the Plan Investor, except for any information or documents (A) contained or described in the Plan disclosure statement or (B) required by Law or the Bankruptcy Court.

(b)           Subject to Section 6.3(c), each Party shall give prompt notice to the other Party if (i) such Party receives any notices or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (ii) such Party receives any communications from any Governmental Entity (including the SEC), AIM, Euronext or NASDAQ in connection with the transactions contemplated by this Agreement and the other Transaction Documents, or (iii) such Party becomes aware of any occurrence of an event that is reasonably likely to prevent or delay beyond the Outside Date the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied at the Closing; provided, however, that the provision of such notice shall not cure any breach of any representation, warranty or covenant contained in this Agreement or otherwise limit or effect the remedies available to each Party hereunder.

(c)           Notwithstanding Section 6.3(a) or Section 6.3(b) to the contrary, the Plan Investor shall not be required to disclose to the Company any such information that in the Plan Investor’s reasonable judgment: (i) is material non-public information, the disclosure of which by the Plan Investor to the Company would constitute a breach by the Plan Investor of its obligations under the Market Abuse Regulation, Data Protection Laws or any other Law; (ii) any information which is subject to legal professional privilege or similar rights under any Laws or (iii) any material competitively sensitive information (including any such information, the disclosure of which could, if required to be disclosed by the Plan Investor pursuant to Rule 21.3 of the Takeover Code to a third party offeror or potential offeror who is a competitor of the Plan Investor (as a result of the disclosure by the Plan Investor to the Company hereunder), be materially detrimental to the Plan Investor).

Section 6.4.           Further Actions; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions hereof and of the Restructuring Support Agreement, the Plan Investor and the Company each agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party and its Representatives in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by any of the Transaction Documents in accordance with the terms of the Transaction Documents, including the obtaining of all Governmental Requirements, the Plan Investor Stockholder Approval and the execution and delivery of any additional instruments consistent with the terms of the Transaction Documents and necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. The Plan Investor and the Company each agree to use their respective reasonable best efforts to deliver the required notices to, and obtain the required consents or waivers from any third parties in connection with the transactions contemplated by the Transaction Documents, and each Party shall keep the other Party reasonably informed of the status of the delivery and receipt of such third-party consents.

(b)           Notwithstanding anything to the contrary herein, prior to the consummation of the Closing, neither the Plan Investor nor the Company, nor any of their respective Subsidiaries or Affiliates or any Person acting on the behalf of the foregoing, shall unilaterally extend any waiting period or comparable period under any Law in connection with any regulatory filing or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, without the prior written consent of the other Party.

(c)           Until the earlier of the Closing Date or termination of this Agreement in accordance with the terms hereof, the Plan Investor hereby agrees to, and to cause its Subsidiaries to:  (i) use reasonable best efforts to take any and all necessary and appropriate actions in furtherance of the restructuring transactions contemplated under the Restructuring Support Agreement, the Plan and this Agreement and consummation of the transactions contemplated by the Transaction Documents within the time frames contemplated by the Restructuring Support Agreement; (ii) use its reasonable best efforts to support (and not object to) the “first day” motions; (iii) refrain from taking any action not required by Law which is materially inconsistent with, or that would materially delay or materially impede approval, confirmation or consummation of the Plan or that is otherwise materially inconsistent with the express terms of the Restructuring Support Agreement, this Agreement or any other Transaction Document; (iv) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any chapter 11 plan in the Bankruptcy Cases other than the Plan or other restructuring or reorganization of the Company; (v) use reasonable best efforts to obtain any and all required regulatory approvals and third-party approvals of the transactions contemplated by the Transaction Documents; and (vi) not take any actions materially inconsistent with the Restructuring Support Agreement, the Plan, this Agreement or any other related documents executed by the Company or the Company’s efforts to expeditiously consummate the Restructuring and other transactions contemplated by the Transaction Documents.  For the avoidance of doubt, nothing in this Section 6.4 shall prohibit the Plan Investor from exercising its rights under this Agreement or any other Transaction Document, including Section 6.9 hereof, in accordance with the terms set forth therein.

(d)           Until the earlier of the Closing Date or termination of this Agreement in accordance with the terms hereof, the Company hereby agrees to, and to cause its Affiliates to: (i) use reasonable best efforts to take any and all necessary and appropriate actions in furtherance of the restructuring transactions contemplated under the Restructuring Support Agreement, the Plan and this Agreement and consummation of the transactions contemplated by the Transaction Documents within the time frames contemplated by the Restructuring Support Agreement; (ii) commence the Bankruptcy Cases within the time frame provided in this Agreement and the Transaction Documents; (iii) file and prosecute the “first day” motions and all other motions necessary to effectuate the Restructuring pursuant to the Plan in accordance with the terms of this Agreement and the Transaction Documents; (iv) refrain from taking any action not required by Law which is materially inconsistent with, or that would materially delay or materially impede approval, confirmation or consummation of the Plan or that is otherwise materially inconsistent with the express terms of the Restructuring Support Agreement, this Agreement or any other Transaction Document; (v) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any chapter 11 plan in the Bankruptcy Cases other than the Plan or other restructuring or reorganization of the Company; (vi) use reasonable best efforts to obtain any and all required regulatory approvals and third-party approvals of the transactions contemplated by the Transaction Documents; and (vii) not take any actions materially inconsistent with the Restructuring Support Agreement, the Plan, this Agreement or any other related documents executed by the Plan Investor or the Plan Investor’s efforts to expeditiously consummate the Restructuring and other transactions contemplated by the Transaction Documents.  Without limiting the generality of the foregoing, the Company agrees to support and use its reasonable best efforts, and agrees to cause the other Company Group Members to use their respective reasonable best efforts, to prosecute the Bankruptcy Cases to accomplish the foregoing.  For the avoidance of doubt, nothing in this Section 6.4 shall prohibit the Company from exercising its rights under this Agreement or any other Transaction Document including, Section 6.8 hereof in accordance with the terms set forth therein.

(e)           Consultation Right.  The Company may consult with the Plan Investor in respect of, and the Plan Investor may provide consultation in respect of, any material and non-ordinary course of business matters pertaining to the launch of any products of the Company or any Subsidiary thereof in Europe or Latin America, provided that neither the Company nor the Plan Investor shall have any monetary obligation or liability of any kind to any person or entity in respect of any such consultation; provided further, that failure to comply with this Section 6.4 shall not be deemed a failure to satisfy the covenants in this Article VI.

Section 6.5.           Listing on AIM.

(a)           The Parties shall use their reasonable best efforts to cause all of the issued and to be issued ordinary shares of the Company to be listed and admitted to trading on AIM and Euronext at Closing.  If an admission document (an “Admission Document”) is required under the AIM Rules for Companies and/or the Euronext Rules for Companies, as soon as reasonably practicable following the date of this Agreement, the Plan Investor shall prepare a draft copy of the Admission Document (together with any applications to AIM or Euronext) and the Plan Investor shall cause the Admission Document to comply as to form and substance in all material respects with the requirements of applicable Laws, and the Admission Document shall contain a notice for the general meeting at which the Plan Investor Stockholder Approval is sought in accordance with the Plan Investor’s Charter Documents. The Plan Investor shall provide such copy of the Admission Document to the Company in advance of submission and will provide the Company a reasonable opportunity to review and comment thereon.  The Company shall furnish all information concerning itself, its affiliates and its stockholders to the Plan Investor and provide such other assistance as may be reasonably required in respect of the preparation and approval of the Admission Document. Each of the Company and the Plan Investor shall use its reasonable best efforts to enable the Admission Document to be published promptly after the date of this Agreement, including by supplying all such information, executing all such documents and paying all such fees incurred by each such Party as may be reasonably necessary or required. If at any time prior to the Closing Date any information relating to the Plan Investor, the Company, or any of their respective Affiliates, officers or directors should be discovered by Plan Investor or the Company that should be set forth in an amendment of, or a supplement to, the Admission Document so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Parties shall cooperate in the prompt publication of any necessary amendment of, or supplement to, the Admission Document, and to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Plan Investor. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Admission Document shall be made without prior written approval of both Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)           The Plan Investor shall use its reasonable best efforts to publish the Admission Document, in accordance with applicable Laws and as promptly as practicable following the date hereof. The Plan Investor shall advise the Company, promptly when the Admission Document has been approved by its nominated adviser (the “Nomad”).  The Plan Investors agrees to provide the Company with copies of any written comments, and shall inform the Company of any oral comments, from the Nomad (or any other person) relating to drafts of the Admission Document or notification that the Admission Document is formally approved by the Nomad. The Plan Investor shall give due consideration to the additions, deletions or changes suggested by the Company in response to communication from the Nomad and the Plan Investor shall use its reasonable best efforts to respond as promptly as practicable to any comments from the Nomad relating to drafts of the Admission Document.

(c)           The Company shall use reasonable best efforts to create, as promptly as practicable following the date of this Agreement, a consolidated balance sheet of the Company Group and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years of the Company as required by the AIM Rules (and any derogation therefrom granted by AIM) prior to the date of this Agreement.  The Company shall use reasonable best efforts to have such financial statements audited by an internationally recognized accounting firm and, upon receipt of the audit opinion of such accounting firm, the Company shall promptly deliver such financial statements and such audit opinion to the Plan Investor.  The Company shall permit the Plan Investor to use such financial statements, and will use reasonable best efforts to cause the accounting firm to use such audit opinion in any filings with the Nomad or any Governmental Entity, or in any disclosure document (including the Admission Document), necessary to consummate the transactions contemplated by this Agreement and the other Transactions Documents.  The Company shall keep the Plan Investor reasonably informed of the status of the preparation of such financial statements and the receipt of such audit opinion.

Section 6.6.           U.S. Registration.

(a)           As promptly as practicable after the execution of this Agreement, the Parties shall jointly prepare and cause to be confidentially submitted to the SEC, a Form F-1 or other form appropriate for registration under the Securities Act (the “Form F-1”) in connection with the registration for resale of certain of the ordinary shares of the Plan Investor or American Depositary Shares representing such ordinary shares to be issued hereunder. Each Party shall use its reasonable best efforts to cause the Form F-1 to be declared effective as promptly as practicable after Closing (including by responding to comments of the SEC, if any). Each Party shall furnish all information as may be reasonably requested by the other Party in connection with any such action and the preparation, filing and distribution of the Form F-1.  Prior to the Closing, no filing of, or amendment or supplement to, the Form

F-1 will be made by either Party without providing the other Party with a reasonable opportunity to review and comment thereon.  Each Party agrees to provide the other Party with copies of any written comments, and shall inform the other Party of any oral comments, that such Party or its counsel may receive prior to the Closing from the SEC or its staff with respect to Form F-1 promptly after receipt of such comments, and any written or oral responses thereto. Each Party shall be given a reasonable opportunity to review any such written responses and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Party.  If at any time prior to the time that the Form F-1 is declared effective by the SEC any information relating to a Party or its Affiliates, directors or officers should be discovered by such Party which should be set forth in an amendment or supplement to the Form F-1, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.  The Plan Investor shall promptly notify the Company of (i) the time when the Form F-1 has been declared effective, and (ii) the issuance of any stop order or suspension of the qualification of the Closing Shares for offering or sale in any jurisdiction.

(b)           The Parties shall use their reasonable best efforts to cause the Closing Shares to be listed and approved for trading on NASDAQ (under a ticker symbol to be agreed upon in writing by the Parties) at Closing or as soon as reasonably practicable thereafter.  Prior to Closing, the Parties shall submit an initial listing application with NASDAQ (the “NASDAQ Listing Application”) with respect to the Closing Shares.  Each Party shall use its reasonable best efforts to cause the NASDAQ Listing Application to be approved (subject to official notice of issuance) as promptly as practicable following such submission (including by responding to any comments from NASDAQ).  Each of Party shall furnish all information as may be reasonably requested by the other Party in connection with any such action and the preparation and submission of the NASDAQ Listing Application. No material submission of, or material amendment or supplement to, the NASDAQ Listing Application will be made by either Party without providing the other Party with a reasonable opportunity to review and comment thereon.  In addition, each Party agrees to provide the other Party with copies of any written comments, and shall inform the other Party of any oral comments, that such Party or its counsel may receive prior to the Closing from NASDAQ or its staff with respect to the NASDAQ Listing Application promptly after receipt of such comments, and any written or oral responses thereto. Each Party shall be given a reasonable opportunity to review any such written responses and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Party.

Section 6.7.           Regulatory Filings.

(a)           The Plan Investor and the Company shall cooperate to promptly (and in any event within ten (10) Business Days) after the date hereof make or cause, as applicable, to be made, all required filings and submissions under the HSR Act, if applicable, or any other applicable antitrust Laws (the HSR Act and any other applicable antitrust Law, in each case if applicable, “Antitrust Laws”).  Each Party shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entity.  The Parties shall cooperate in good faith in connection with all filings under applicable Antitrust Laws and use their respective reasonable best efforts to undertake promptly any and all action required to complete the transactions contemplated by any of the Transaction Documents.  In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, each of the Parties shall use its reasonable best efforts to resolve objections, if any, that may be asserted by any Governmental Entity in connection with any Antitrust Laws and to avoid the entry of, or effect the dissolution of, any order in any suit or proceeding that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated by any of the Transaction Documents).

(b)           If an action is threatened or instituted by any Governmental Entity or any other Person challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by any of the Transaction Documents, the Plan Investor and the Company shall each use their reasonable best efforts to avoid, resist, resolve or, if necessary, defend such action and shall afford the other Party a reasonable opportunity to participate therein at its own expense.

(c)           Subject to the provisions of the Confidentiality Agreement, each Party shall cooperate with the other Party in preparing and filing any and all written communications that are to be submitted to any Governmental Entity in connection with the transactions contemplated by any of the Transaction Documents and in obtaining any governmental or third-party consents, waivers, authorizations or approvals that may be required to be obtained by either Party in connection with the transactions contemplated by any of the Transaction Documents, which assistance and cooperation shall include: (i) timely furnishing to the other Party all information concerning the first Party or any of its Affiliates that counsel to the requesting Party reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the other Party with copies of all written communications to or from any Governmental Entity relating to Antitrust Laws; (iii) keeping the other Party reasonably informed of any communication received or given in connection with any Proceeding regarding the Restructuring and the transactions contemplated by any of the Transaction Documents; and (iv) permitting the other Party to review, and considering in good faith incorporating such other Party’s comments to, any written communication to any Governmental Entity or in connection with any proceeding related to Antitrust Laws, in each case regarding the Restructuring and transactions contemplated by the Transaction Documents.

(d)           Neither the Plan Investor nor the Company, nor any of their respective Representatives, shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Restructuring or filings under any Antitrust Laws without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion.  The Plan Investor and the Company shall equally split all filing fees payable to Governmental Entities under any Antitrust Laws with respect to the transactions contemplated by the Transaction Documents.

(e)           Compliance with Agreements with Governmental Entities.  The Company shall provide notice to the Plan Investor and shall use reasonable best efforts to take any actions requested by the Governmental Entities in connection with effecting the transactions contemplated by this Agreement in conformity with the Agreements with Governmental Entities provided on Section 4.12 of the Company Disclosure Schedule.

Section 6.8.           Financing.

(a)           The Company shall use its reasonable best efforts to take any actions, reasonably necessary to effectuate the issuance of the New Term Loan and New Convertible Notes and the Plan Investor shall reasonably cooperate in connection with issuance of the New Term Loan and New Convertible Notes Financing, including by delivery of information or execution of documents or instruments reasonably requested by the Company.

(b)                                 The Plan Investor shall use its reasonable best efforts to take any actions, reasonably necessary to consummate, on or prior to the Closing, the Company Rights Offering Transaction, the Plan Investor Equity Raise and the Plan Investor Additional Equity Issuance (the Plan Investor Equity Raise, the Company Rights Offering Transactions and the Plan Investor Additional Equity Issuance are collectively referred to herein as the “Equity Transactions”).  The Company shall use its reasonable best efforts to take any actions, reasonably necessary to effectuate the Equity Transactions and the Parties shall reasonably cooperate in connection with consummation of the Equity Transactions, including by delivery of information or execution of documents or instruments reasonably requested by the other Party.

Section 6.9.                                 Company Solicitations; Company Alternative Transactions.

(a)                                 No Change in Company Board Approval.  Except as set forth in this Section 6.9, the Company Board shall not (i)(A) withhold or withdraw (or modify or qualify in any manner adverse to the Plan Investor), or (B) propose publicly to withhold or withdraw (or modify or qualify in any manner adverse to the Plan Investor) the Company Board Approval, or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Alternative Proposal or Company Alternative Transaction or allow any Company Group Member to enter into any definitive agreement relating to any Company Alternative Transaction (a “Company Alternative Transaction Agreement”) constituting or relating to, or that is intended to or would reasonably be expected to result in or lead to, any Company Alternative Proposal or Company Alternative Transaction, or requiring, or that would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement and the other Transaction Documents, or requiring, or that would reasonably be expected to cause, the Company to fail to comply with the terms of this Agreement or other Transaction Documents.

(b)                                 Go-Shop Rights.  Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) (i) beginning on the Petition Date, the Company and its advisors, members, consultants, legal counsel and investment bankers that are providing services in connection with the transactions contemplated in the Transaction Documents (each a “Representative” and collectively, “Representatives”) shall have the right (subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement) to, furnish to any Person that has made an unsolicited proposal any non-public information relating to the Company and its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, and (ii) beginning on the date that the Bankruptcy Court enters the PFA Order and continuing until 12:00 p.m., Eastern time on the date that is fifty-five (55) days following the entry of such PFA Order, the Company and its Representatives shall have the right to: (A) solicit, initiate, propose or induce the making of, or knowingly encourage, any proposal that constitutes, or is reasonably expected to lead to, a Company Alternative Proposal; (B) subject to the entry into, and in accordance with, an Acceptable Confidentiality non-public information relating to the Company and its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case, in connection with the actions permitted by this Section 6.9(b); provided, however, that with respect to clauses (i) and (ii), the Company will promptly (and in any event within 24 hours) provide to the Plan Investor, or provide the Plan Investor access to, any such non-public information concerning the Company and/or its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to the Plan Investor or its Representatives; and, provided, further that with respect to clauses (i) and (ii), the Company shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) would reasonably be likely in the Company’s reasonable judgment to be harmful to the operation of the Company in any material respect and neither furnish nor otherwise provide access to any information to any Person pursuant to this Section 6.9(b) to the extent the Company reasonably determines that such furnishing or access would jeopardize any legal professional privilege or similar right; and (iii) subject to the restrictions contained in the immediately preceding clause (ii), participate and engage in discussions or negotiations with any Person with respect to a Company Alternative Proposal.

(c)                                  No Solicitation.  Except as expressly permitted by this Section 6.9, the Company will, and will cause each other Company Group Member and its and their respective officers and directors to, and will cause its other Representatives to, (i) promptly cease and terminate all solicitations, discussions and negotiations with any Person that would be prohibited by this Section 6.9(c) (including any Person that received non-public information about the Company and its Subsidiaries or with whom the Company or its Representatives had discussions during the Go-Shop Period) and terminate all physical and electronic data-room access previously granted to any such Person or any of their Representatives in connection with the consideration of a Company Alternative Proposal (other than with respect to the Plan Investor and the other parties to the Restructuring Support Agreement and its and their respective Affiliates and Representatives); and (ii)  not, directly or indirectly, (A) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers from any Person other than the Plan Investor and its Affiliates and its and their respective Representatives, relating to, or that could reasonably result in, any merger, acquisition, divestiture, sale of material assets or equity, business combination, recapitalization, joint venture, or other extraordinary transaction directly or indirectly involving the equity, voting power or all or a material portion of the assets of the Company Group, taken as a whole or any proposal that by its terms requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such transaction or proposal, a “Company Alternative Transaction”); (B) other than an Acceptable Confidentiality Agreement, enter into any agreement (including any acquisition agreement, restructuring support agreement, plan funding agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding, agreement in principle or similar agreement) relating to any Company Alternative Transaction other than with the Plan Investor or one of its Affiliates; (C) participate in discussions or negotiations with any other Person with respect to, or that would reasonably be expected to result in, a Company Alternative Transaction with a party other than the Plan Investor or one of its Affiliates; (D) provide to any other Person, any material non-public information relating directly or indirectly to any Company Group Member, the purpose of which is to assist or facilitate a Company Alternative Proposal or a Company Alternative Transaction with any Person other than the Plan Investor or one of its Affiliates; or (E) publicly propose to do any of the actions prohibited by any of clauses (A) through (D), other than in connection with a transaction with the Plan Investor or its Affiliates. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.9(c) by any Company Group Member, and officer or director of the Company or any Company Group Member or any other Representative shall constitute a breach of this Section 6.9(c) by the Company.  Notwithstanding anything to the contrary in Section 6.9, nothing herein shall prohibit the Company from releasing, waiving, modifying or not enforcing a standstill or confidentiality restriction with respect to any Person solely to the extent necessary to permit such Person to make a Company Alternative Proposal.

(d)                                 Permitted Actions.  Notwithstanding anything to the contrary in Section 6.9(c), nothing in this Agreement shall prohibit or limit the Company or any of its Representatives from (i) indicating to any Person that the Company or such Representatives are not permitted to engage in any negotiations relating to any Company Alternative Transaction, (ii) making any (x) disclosure or (y) “stop-look-and-listen” communication or any other similar disclosure that, in either case, in the good faith determination of the Company Board (after consultation with its outside legal counsel) is required by applicable Laws, (iii) participating in any negotiations, or entering into any definitive agreements, with any other Person (or such Person’s Representatives) solely in connection with such Person or an Affiliate thereof providing debt financing to the Company Group (including under the DIP Financing Agreement) as contemplated by the Plan, or (iv) participating in any negotiations, or entering into any definitive agreements (including a joinder to the Restructuring Support Agreement), with any Person (or such Person’s Representatives) who is a debt holder or creditor of any Company Group Member, but in either instance of the immediately foregoing clauses (iii) or (iv), only in connection with the completion and consummation of the transactions contemplated by the Restructuring Support Agreement and the other Transaction Documents and making any related filings or petitions for relief under chapter 11 of the Bankruptcy Code or other similar Laws that are consistent with and in furtherance of the transactions contemplated by the Restructuring Support Agreement and the other Transaction Documents.

(e)                                  Company Alternative Proposals.  Notwithstanding anything to the contrary in this Section 6.9, and without limiting any rights of the Company under the Restructuring Support Agreement, prior to the confirmation of the Plan, if the Company receives a bona fide Company Alternative Proposal that did not result from a breach of this Section 6.9 from any Person, the Company and its Representatives may, in all cases subject to compliance with this Section 6.9(e): (i) communicate with such Person solely to clarify the terms and conditions thereof in order to determine whether such Company Alternative Proposal constitutes or would reasonably be expect to lead to a Company Superior Proposal, (ii) provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company Group to such Person and its Representatives if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to the Plan Investor any information concerning the Company and the Subsidiaries that is provided to any such Person and that was not previously made available to the Plan Investor or any of its Representatives; and, provided further that (A) the Company shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely in the Company’s reasonable judgment to be harmful to the operation of the Company in any material respect or (B) the Company shall neither furnish nor otherwise provide access to any information to any Person pursuant to this Section 6.9(e) to the extent the Company reasonably determines that such furnishing or access would jeopardize any legal professional privilege or similar right; and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with such Person (and the stakeholders in the Company that are party to the Restructuring Support Agreement) with respect to such Company Alternative Proposal, if prior to taking any action described in immediately foregoing clauses (ii)-(iii) above, the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that such Company Alternative Proposal constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and that the failure to take the actions set forth in immediately foregoing clauses (ii)-(iii) above would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties.  The Company shall promptly (and in any event within twenty-four (24) hours) notify the Plan Investor of (i) the receipt of any Company Alternative Proposal or any initial request for non-public information concerning the Company or any of its Subsidiaries, related to, or from any Person who could reasonably be expected to make any Company Alternative Proposal, or any other inquiry or initial request for discussions or negotiations related to any Company Alternative Proposal (including any material changes related to the foregoing), and in connection such notice, shall specify the material terms thereof (including, if applicable, by providing copies of any written requests, proposals, letters of intent or offers, including proposed agreements), and provide the identity of the Person making such Company Alternative Proposal, request or inquiry (including, if known, each of its beneficial owners and controlling persons), and (ii) the Company shall keep the Plan Investor informed, on a reasonably current basis (and, in any event within twenty-four (24) hours of the Company’s Knowledge of any such event), of any material developments, discussions, negotiations or modifications to the financial or other material terms and conditions of such Company Alternative Proposal, request or inquiry or any amendment thereto (including by providing copies of any written requests, proposals, letters of intent or offers, including).

(f)                                   Company Superior Proposals.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the confirmation of the Plan, if (i) the Company receives a Company Alternative Proposal that did not result from a breach of this Section 6.9 that the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, constitutes a Company Superior Proposal, and (ii) the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take the actions set forth in this Section 6.9(f) would reasonably be expected to constitute a breach of its fiduciary duties, then the Company Board may authorize, adopt, or approve such Company Superior Proposal and cause or permit the Company to terminate this Agreement pursuant to Section 8.1(b)(iii) in order to simultaneously enter into a Company Alternative Transaction Agreement with respect to such Company Superior Proposal if: (i) the Company shall have provided prior written notice (a “Company Notice of Intended Recommendation Change”) to the Plan Investor of the Company’s intention to take such actions described in this Section 6.9(f) at least five (5) Business Days in advance of taking such actions, which notice shall include a reasonably detailed description of the material terms and conditions of the Company Alternative Proposal received by the Company that constitutes a Company Superior Proposal, including a copy of the Company Alternative Transaction Agreement and any other proposed transaction agreements with, and the identity of, the party making such Company Alternative Proposal; (ii) after providing such notice and prior to terminating this Agreement, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with the Plan Investor and its Representatives in good faith (to the extent the Plan Investor desires to so negotiate) during such five (5) Business Day period to make such adjustments to the terms and conditions of this Agreement and the other Transaction Documents as would result in such Company Alternative Proposal not constituting a Company Superior Proposal; (iii) the Company Board shall have considered in good faith any changes to this Agreement and the other Transaction Documents that may be offered in writing by the Plan Investor by 5:00 p.m. Eastern Time on the last Business Day of the period described in the foregoing clause (ii); and (iv) following the expiration of such five (5) Business Days’ notice period, the Company Board shall have determined in good faith, after consultation with its outside counsel and financial advisors, that the Company Alternative Proposal received by the Company would continue to constitute a Company Superior Proposal even if such changes offered in writing by the Plan Investor were given effect and that the failure to take the actions contemplated by this Section 6.9(f) would continue to be reasonably expected to constitute a breach of its fiduciary duties; provided, however, that any material amendment to the terms of any Company Superior Proposal (and, in any event, including any amendment to any price term thereof or the form of consideration payable in connection therewith), shall require delivery of a new Company Notice of Intended Recommendation Change and compliance with the five (5) Business Days’ period described in this Section 6.9(f). For the avoidance of doubt, in connection with any Company Alternative Proposal (including any Company Superior Proposal) pursuant to this Section 6.9(f), the Company shall continue to comply with the obligations set forth in the last sentence of Section 6.9(e).

Section 6.10.                          Plan Investor Solicitations; Plan Investor Alternative Transactions.  No provision of this Agreement shall require the Plan Investor to take any action in relation to any Plan Investor Alternative Transaction (or any potential Plan Investor Alternative Transaction) which is prohibited or restricted by the Takeover Code, nor shall any provision of this Agreement require the Plan Investor to refrain from taking any action in relation to any Plan Investor Alternative Transaction (or any potential Plan Investor Alternative Transaction) which is required by the Takeover Code.

Section 6.11.                          Plan Investor Stockholder Approval.  The Plan Investor shall, in accordance with its Charter Documents and applicable Law, as promptly as reasonably practicable following the date of this Agreement, take all actions that are reasonably necessary or required to receive the approval of the Plan Investor Stockholders, as required in accordance with Section 7.1(e) (the “Plan Investor Stockholder Approval”) in connection with the Acquisition, the issuance of the Closing Shares and other transactions contemplated herein and in the other Transaction Documents (including, without limitation, the approval of any waiver obtained from the Panel of any obligation that would otherwise arise on the recipients of the Closing Shares, either individually and collectively, to make a general offer to the remaining Plan Investor Stockholders pursuant to Rule 9 of the Takeover Code as a result of the allotment and issue of the Closing Shares to such recipients, to the extent that such waiver is required by the Panel).  Without limiting the generality of the foregoing, the Plan Investor shall, in consultation with the Company, (i) establish a record date for, and duly call and give notice of, a meeting of the Plan Investor Stockholders entitled to vote on the transactions contemplated by this Agreement (at which meeting the Plan Investor shall seek the Plan Investor Stockholder Approval), (ii) cause appropriate proxy materials for such meeting to be mailed to the Plan Investor Stockholders and (iii) duly convene and hold such meeting. The Plan Investor shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Plan Investor Stockholder Approval to be received at such meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to such meeting. The Plan Investor shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay such meeting; provided that the Plan Investor may, notwithstanding the foregoing, without the prior written consent of the Company, adjourn or postpone such meeting if, after consultation with the Company, the Plan Investor believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to solicit additional proxies necessary to obtain the Plan Investor Stockholder Approval.  Without the prior written consent of the Company, the matters contemplated by the Plan Investor Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Plan Investor Stockholders in connection therewith) that the Plan Investor shall propose to be voted on by the stockholders of the Plan Investor Stockholders at such meeting.

Section 6.12.                          Intercompany Obligations.  From and after the Closing, all intercompany agreements or obligations (including any intercompany account balances or cash pooling arrangements), between the Company, on the one hand, and any other Company Group Member, on the other hand, shall be treated in accordance with the Plan.

Section 6.13.                          Scheme.  Notwithstanding anything herein to the contrary, the Plan Investor shall (and shall be entitled to), in accordance with its Charter Documents and applicable Law, as promptly as reasonably practicable following the date of this Agreement, use reasonable best efforts to take all actions that are reasonably necessary or required to receive the approval of the Plan Investor Stockholders in connection with the Scheme, such that the Scheme shall become effective prior to Closing.  The Parties agree that on and from the effectiveness of the Scheme, if determined by the Plan Investor by delivery of written notice to the Company, New Atlas TopCo shall assume all rights and obligations of the Plan Investor by hereunder (but such assumption shall not release the Plan Investor from its obligations hereunder unless and until the Closing shall occur), and shall be substituted for the Plan Investor as a party to this Agreement for all purposes hereunder, mutatis mutandis. The Parties shall, and the Plan Investor shall procure that New Atlas TopCo shall, enter into all such agreements and execute all such further contracts as are required to give effect to this Section 6.13.  In connection with the Scheme, notwithstanding anything herein to the contrary (including Section 6.2), the Plan Investor may procure that New Atlas TopCo may issue securities to the Plan Investor Stockholders and Plan Investor Optionholders as of the record date established therefor (such securities, the “CVR Securities”) which CVR Securities entitle the holder thereof to receive certain distributions (such distributions, the “CVR Distributions”), with such CVR Distributions to be made, and such CVR Securities to have, the terms set forth on Exhibit C attached hereto.

Section 6.14.                          Other Governance Matters. The Parties shall use reasonable best efforts to cause immediately following the Closing:

(a)                                 Headquarters.  The global headquarters of the Plan Investor and its Subsidiaries to be located in Dublin, Ireland and the U.S. headquarters of the Plan Investor and its Subsidiaries to be located in Boston, Massachusetts.

(b)                                 Board Composition.  The Plan Investor Board shall be comprised of seven (7) members appointed for terms of a period of two years following Closing and all such members shall be subject to the prior unanimous approval of the Plan Investor, Highbridge and Athyrium, which approval shall not be unreasonably withheld, and the Plan Investor Board shall be comprised of the following: (i) the chief executive officer of the Plan Investor as at the Closing, who shall be Joe Wiley, and, together with the chief executive officer of the Plan Investor, the Plan Investor shall be entitled to designate for nomination, appointment or reappointment two (2) members to the Plan Investor Board, both of whom shall be Independent, (ii) Highbridge shall be entitled to designate for nomination two (2) members to the Plan Investor Board and (iii) Athyrium shall be entitled to designate for nomination two (2) members to the Plan Investor Board, for a total of four (4) directors between each of Highbridge and Athyrium and their respective Affiliates, one (1) of whom shall not be an American citizen or U.S. resident. At least one (1) director nominated by each of Highbridge or its Affiliates and Athyrium or its Affiliates shall be Independent.

(c)                                  Employment Agreements.  The Plan Investor to enter into employment agreements, as promptly as practicable following the Closing, in form and substance reasonably acceptable to the Plan Investor, with Joe Wiley and Rory Nealon, whereby each such Person shall be, respectively, the Chief Executive Officer and Chief Financial Officer of the Plan Investor as of and following consummation of the Closing (the “Employment Agreements”).

(d)                                 Employee Equity Incentive Plan.  The Plan Investor to reserve ten percent of the Plan Investor’s Closing Shares (calculated on a fully-diluted basis) for issuance pursuant to an employee equity incentive plan to be adopted by the Plan Investor Board following the Closing.

Section 6.15.                          Communication Materials.  Prior to the Closing, the Parties shall use reasonable best efforts to (i) cooperate in good faith to jointly develop a communications plan with the employees of the Parties and their Subsidiaries regarding the transactions contemplated hereby and (ii) provide reasonable cooperation with each other in connection with communications with employees.

Section 6.16.                          American Depository Shares.  During the term of this Agreement, the Plan Investor Stockholder shall provide the Company with all notices and documentation related to the issuance of any American Depository Shares.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1.                                 Conditions to the Obligations of Each Party.  The obligations of the Plan Investor and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (or the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)                                 Plan Confirmation.  The Confirmation Order, in form and substance reasonably acceptable to the Plan Investor and the Company, shall have become a Final Order and remain in full force and effect (and no stay of the Confirmation Order shall be in effect).

(b)                                 Plan Approval.  The conditions precedent to the consummation of the Plan have each been satisfied or waived in accordance with the terms of the Plan and the transactions contemplated by the Plan (including the emergence of the relevant members of the Company Group from the Bankruptcy Cases) shall be consummated substantially concurrently with the Closing.

(c)                                  Regulatory Approval.  Any applicable waiting period (and any extension thereof) under the applicable Antitrust Laws relating to the transactions contemplated by any of the Transaction Documents as set forth on Section 7.1(c) of the Company Disclosure Schedule and Section 7.1(c) of the Plan Investor Disclosure Schedule shall have been terminated or expired.

(d)                                 No Injunction.  No order, whether temporary, preliminary or permanent (each, a “Restraining Order”), shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity of competent jurisdiction that is in effect on the Closing Date and has the effect of making any of the transactions contemplated by any of the Transaction Documents illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated by any of the Transaction Documents.

(e)                                  Plan Investor Stockholder Approval.  The Plan Investor shall have duly passed the Plan Investor Stockholder Approval.

(f)                                   The Plan Investor Equity Raise and Company Rights Offering Transactions.  The Plan Investor Equity Raise and the Company Rights Offering Transactions shall have been consummated in accordance with the Rights Offering Documentation .

(g)                                  The Restructuring Support Agreement.  The Restructuring Support Agreement  shall not have been terminated and shall remain in full force and effect and the PFA Order shall have become a Final Order and remain in full force and effect; provided that a termination of the Restructuring Support Agreement as to any party thereto where the termination occurs only as to such party and the Restructuring Support Agreement remains in full force and effect with respect to the other parties thereto, shall not mean the Restructuring Support Agreement has been terminated or is not in full force and effect for purposes of this paragraph.

(h)                                 AIM Listing.  The Admission Document shall have been published and AIM shall have acknowledged to the Plan Investor or New Atlas Topco (and such acknowledgment shall not have been withdrawn) that the application for readmission of the ordinary shares of the Plan Investor or New Atlas Topco, as the case may be, to trading on the AIM has been approved and will become effective after satisfaction of any conditions to which such approval is expressed to be subject, and such conditions having been satisfied.

(i)                                     Whitewash.  A waiver being granted by the Panel of the obligations which may otherwise arise pursuant to Rule 9 of the Takeover Code for certain lenders of the Company to make a general offer to the Plan Investor Stockholders for all the issued ordinary shares in the capital of the Plan Investor as a result of the distribution of the Closing Shares to such lenders following the issuance thereof to the Company as contemplated hereby, and such waiver being approved by the Plan Investor Stockholders by a resolution duly passed by the requisite majority of Plan Investor Stockholders entitled to vote on such resolution pursuant to the Takeover Code and any requirement or direction issued by the Panel in connection therewith.

(j)                                    New Term Loan Financing.  The financing in connection with the New Term Loan Agreement (the “New Term Loan Financing”) shall have been consummated prior to the Closing, or it shall be manifestly apparent that the New Term Loan Financing will be consummated simultaneously with the Closing (including by the lenders thereunder confirming that they are ready, willing and able to close the New Term Loan Financing pursuant to its terms and, if applicable, the proceeds thereof will be used to satisfy the amount(s) due under the EIB Payoff Letter as directed by the Plan Investor ).

(k)                                 New Convertible Notes.  The New Convertible Notes shall have been issued or shall be issued contemporaneously with the Closing.

(l)                                     Scheme Resolutions.  The approval of the Scheme, by the requisite majority in number and in value of the Plan Investor Stockholders who are on the register of members of the Plan Investor at the voting record time in respect of the Scheme as set forth pursuant to the terms of the Scheme Document, at the court meeting convened in respect of the Scheme and at any separate class meeting which may be required by the courts of England in connection with the Scheme (or any adjournment thereof).

(m)                             Scheme Sanction.  The sanction of the Scheme by the courts of England (with or without modification (but subject to such modification being acceptable to the Plan Investor and the Company)) and the delivery of the office copy of the court order to the Registrar of Companies in the United Kingdom.

Section 7.2.                                 Conditions to the Obligations of the Plan Investor.  The obligation of the Plan Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that the Plan Investor may, in its sole and absolute discretion, waive any or all of the following conditions:

(a)                                 Company Representations and Warranties; Company Covenants.  (i) (A) The Company Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or other similar qualifications) both as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and (B) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or other similar qualifications) both as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) the Company has performed, or caused to be performed, in all material respects the covenants in this Agreement that are required to be complied with by the Company Group between the date of this Agreement and the Closing Date, and (iii) the Plan Investor shall have received a certificate signed by an authorized officer of the Company, in a form reasonably acceptable to the Plan Investor, certifying that the conditions in the foregoing clauses (i) and (ii) have been satisfied at Closing (“Company Closing Certificate”).

(b)                                 Transaction Documents.  Each of the parties to the Transaction Documents (other than the Plan Investor and its subsidiaries and Affiliates) shall have executed and delivered the applicable Transaction Documents.

Section 7.3.                                 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that Company may, in its sole and absolute discretion, waive any or all of the following conditions:

(a)                                 Plan Investor Representations and Warranties; Plan Investor Covenants.  (i) (A) The Plan Investor Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Plan Investor Material Adverse Effect” or other similar qualifications) both as of the date of this Agreement and as of the Closing Date as if made and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and (B) all other representations and warranties of the Plan Investor set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “Plan Investor Material Adverse Effect” or other similar qualifications) as of the date of this Agreement and the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Plan Investor Material Adverse Effect and except where the failure of such representations and warranties to be true and correct arises solely out of the implementation of the Scheme, (ii) the Plan Investor has performed, or caused to be performed, in all material respects the covenants in this Agreement that are required to be complied with by the Plan Investor Group between the date of this Agreement and the Closing Date, and (iii) the Company shall have received a certificate signed by an authorized officer of the Plan Investor, in a form reasonably acceptable to the Company, certifying that this conditions in the foregoing clauses (i) and (ii) have been satisfied at Closing.

(b)                                 Transaction Documents.  Each of the parties to the Transaction Documents (other than the Company and its subsidiaries and Affiliates) shall have executed and delivered the applicable Transaction Documents.

Section 7.4.                                 Frustration of Closing Conditions.

(a)                                 The Plan Investor may not rely on the failure of any condition set forth in Section 7.1 and Section 7.2 to be satisfied, if such failure was directly the result of the failure of any Plan Investor Group Member to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by Plan Investor Group Member prior to the Closing.

(b)                                 The Company may not rely on the failure of any condition set forth in Section 7.1 and Section 7.3 to be satisfied, if such failure was directly the result of the failure any Company Group Member to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by such Company Group Member prior to the Closing.

ARTICLE VIII.
TERMINATION

Section 8.1.                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Date, notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby (including the Plan Investor Stockholder Approval) shall have been received:

(a)                                 by the mutual written consent of the Plan Investor and the Company;

(b)                                 by either the Plan Investor or the Company:

(i)                                     if there shall be any Law that makes consummation of the transactions contemplated hereby (including the Acquisition) illegal or otherwise prohibited, or if any Governmental Entity shall have issued a final and non-appealable Restraining Order which permanently prohibits, restrains or makes illegal the transactions contemplated this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose material uncured breach of this Agreement or any of the Transaction Documents is the principal cause of the enactment or issuance of any such Law or Restraining Order;

(ii)                                  if the Closing has not occurred by the Outside Date; provided, however, that (A) in the event that, as of the initial Outside Date, all conditions to Closing set forth in Article VII have been satisfied or waived (other than (x) such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date and (y) the receipt of any required regulatory or other approval of a Governmental Entity (other than entry of applicable orders by the Bankruptcy Court) or shareholder approval of a Plan Investor as necessary for the occurrence of the Plan effective date), the Outside Date shall be deemed automatically extended a single time for sixty (60) days (for the avoidance of doubt, the Outside Date shall only be extended one time pursuant to this clause (A)); (B) in the event that, as of the initial Outside Date, all conditions to Closing set forth in Article VII have not been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date), the Plan Investor may elect to extend the Outside Date for a single time for thirty (30) days upon delivery of written notice thereof to the Company at least three (3) days prior to the initial Outside Date (for the avoidance of doubt, the Outside Date may only be extended one time pursuant to the foregoing provisions of this clause (B)) or (C) in the event that, as of the initial Outside Date, all conditions to Closing set forth in Article VII have not been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date), the Company may elect (subject to the prior written approval of each of Highbridge and Athyrium) to extend the Outside Date for a single time for sixty (60) days upon delivery of written notice thereof to the Plan Investor at least three (3) days prior to the initial Outside Date (for the avoidance of doubt, the Outside Date may only be extended one time pursuant to the foregoing provisions of this clause (C)); provided, however, for the avoidance of doubt, the Outside Date may not be extended to exceed sixty (60) days past the initial Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a Party whose material uncured breach of this Agreement or any of the Transaction Documents is the principal cause of the transactions contemplated by this Agreement to not be consummated by the Outside Date;

(iii)                               if the Company Board authorizes the Company to enter into a Company Alternative Transaction Agreement which constitutes a Company Superior Proposal pursuant to and in accordance with Section 6.9(f), provided, the Company may only terminate this Agreement pursuant to this Section 8.1(b)(iii) if the Company enters into such Company

Alternative Transaction Agreement immediately following or concurrently with such termination;

(iv)                              if the Plan Investor Board approves, recommends, enters into or declares advisable, or proposes publicly to approve, recommend or declare advisable, a Plan Investor Alternative Transaction; or

(v)                                 if the Plan Investor Stockholder Approval is not received upon a vote taken thereon at a meeting of the stockholders of the Plan Investor (including any adjournments or postponements thereof), provided that the Plan Investor may not terminate this Agreement pursuant to this Section 8.1(b)(v) if the Plan Investor is in breach of Section 6.11 of this Agreement.

(c)                                  by the Plan Investor:

(i)                                     if the Company is in breach of any representation or warranty or failure to perform any covenant or agreement such that the conditions to the obligations of the Plan Investor set forth in Section 7.2(a) could not be satisfied at or prior to the Closing, and such failure cannot be or has not been cured by the earlier of the Outside Date or thirty (30) days after the giving of written notice by the Plan Investor to the Company;

(ii)                                  if (A) the Company breaches, in any material respect, any covenant or agreement set forth in Section 6.9 or (B) the Company delivers to the Plan Investor a Company Notice of Intended Recommendation Change or

(iii)                               upon termination of the Restructuring Support Agreement for any reason unless the termination of the Restructuring Support Agreement is principally due to a material uncured breach of this Agreement or the Restructuring Support Agreement by the Plan Investor.

(d)                                 by the Company:

(i)                                     if the Plan Investor is in breach of any representation or warranty or failure to perform any covenant or agreement such that the conditions to the obligations of the Company set forth in Section 7.3(a) could not be satisfied at or prior to the Closing, and such failure cannot be or has not been cured by the earlier of the Outside Date or thirty (30) days after the giving of written notice by the Company to the Plan Investor; or

(ii)                                  upon termination of the Restructuring Support Agreement for any reason unless the termination of the Restructuring Support Agreement is principally due to a material uncured breach of this Agreement by the Company or the Restructuring Support Agreement by the Company or the Consenting Lenders (as defined in the Restructuring Support Agreement).

Section 8.2.                                 Effect of Termination.

(a)                                 If this Agreement is validly terminated in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and neither Party shall have any liability to the other Party, its Subsidiaries, or its Affiliates or any of their respective Representatives in connection with this Agreement, except that (i) the obligations of the Parties contained in the Confidentiality Agreement, the provisions of Section 8.3, this Section 8.2 and Article IX shall survive such termination, and (ii) subjection to Section 8.3, such termination shall not relieve either Party from Liability for any fraud or Willful Breach of this Agreement prior to such termination.

Section 8.3.                                 Fees and Expenses.

(a)                                 Certain Plan Investor Termination Fee and Expense Reimbursement Obligations.  If this Agreement is terminated (i) in accordance with Section 8.1(b)(ii) and, at the time of such termination, any of the conditions set forth in Section 7.1(e), Section 7.1(l) or Section 7.1(m) have not been satisfied (solely with respect to Section 7.1(l) or Section 7.1(m), if the Parties have elected to pursue the Scheme), or (ii) in accordance with Section 8.1(b)(iv), Section 8.1(b)(v), Section 8.1(d)(i) or Section 8.1(d)(ii) (in the event that the termination of the Restructuring Support Agreement arose from the uncured material breach thereof by the Plan Investor), then the Plan Investor shall pay to the Company (or its designee or successor) an amount equal to the Plan Investor Termination Fee no later than two (2) Business Days after the date of such a termination of this Agreement (in the case of any such termination by the Company) or at or prior to, and as a condition precedent to, such a termination of this Agreement (in the case of any such termination by the Plan Investor); provided, however, that if at the time of any such termination the Plan Investor is in an offer period (as defined under the Takeover Code), then the Plan Investor shall have no obligation to pay the Plan Investor Termination Fee to the Company unless and until such offer period concludes (in accordance with the Takeover Code) without a Plan Investor Alternative Transaction becoming or being declared unconditional or becoming effective, in which case the Plan Investor Termination Fee shall be payable no later than two (2) Business Days after the conclusion of the offer period.

(b)                                 Certain Company Termination Fee and Expense Reimbursement Obligations.  If this Agreement is terminated (i) in accordance with Section 8.1(b)(ii) other than in those circumstances as contemplated by Section 8.3(a), Section 8.1(c)(i), Section 8.1(c)(ii)(A) or Section 8.1(c)(iii) (in the event that the termination of the Restructuring Support Agreement arose from the uncured material breach thereof by the Company or any of the Consenting Lenders), then the Company shall pay to the Plan Investor (or its designee or successor) an amount equal to the Company Expense Reimbursement Amount no later than two (2) Business Days after the date of such a termination of this Agreement (in the case of any such termination by the Plan Investor) or at or prior to, and as a condition precedent to, such a termination of this Agreement (in the case of any such termination by the Company); provided, however, that if (i) prior to the date of such a termination of this Agreement, a bona fide Company Alternative Proposal shall have been publicly disclosed or announced and shall not have been publicly withdrawn prior to the date of such termination; and (ii) within the first (1st) year following such termination of this Agreement: (1) a Company Alternative Transaction is consummated; or (2) a Company Alternative Transaction Agreement is executed, the Company shall pay to the Plan Investor the Company Termination Fee, with such payment to be payable on the date on which the Company Alternative Transaction is consummated.

(c)                                  Termination Regarding Company Alternative Transactions.  If this Agreement is terminated pursuant to Section 8.1(b)(iii), (i) the Company shall pay to the Plan Investor (or its designee or successor) an amount equal to the Company Expense Reimbursement Amount at or prior to, and as a condition precedent to, such a termination of this Agreement, and (ii) the Company shall pay to the Plan

Investor (or its designee or successor) an amount equal to the Company Termination Fee upon the consummation of the Company Alternative Transaction contemplated by the Company Alternative Transaction Agreement that was entered into in connection with the termination of this Agreement (or, if earlier, upon consummation of any other Company Alternative Transaction that is consummated within one (1) year of the termination of this Agreement).

(d)                                 Payment.  Any payment of the Company Termination Fee, the Plan Investor Termination Fee or the Company Expense Reimbursement Amount shall be made by wire transfer of immediately available funds to an account designated in writing by the Plan Investor or the Company, as applicable, if and when so provided.

(e)                                  Effect of Payments. The Parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and in no event shall the Plan Investor be required to pay the Plan Investor Termination Fee on more than one occasion, in each case, under any circumstances, and (y) except in the case of fraud or Willful Breach of any covenant or agreement set forth in this Agreement by the other Party, (1) in no event shall the Plan Investor be entitled to receive an amount greater than the Company Termination Fee and the Company Expense Reimbursement Amount, and (2) in no event shall the Company be entitled to receive an amount greater than the Plan Investor Termination Fee.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach of any covenant or agreement set forth in this Agreement by the other party, (i) if the Plan Investor receives the Company Termination Fee and any applicable Company Expense Reimbursement Amount from the Company, or if the Company receives the Plan Investor Termination Fee from the Plan Investor, such payment shall be the sole and exclusive remedy of the receiving Party against the paying Party and its Subsidiaries and their respective former, current or future partners, equityholders, managers, members, Affiliates and Representatives, (ii) if the Company receives any payments from the Plan Investor in respect of any breach of this Agreement and thereafter the Company receives the Plan Investor Termination Fee, the amount of such Plan Investor Termination Fee shall be reduced by the aggregate amount of such payments made by the Plan Investor in respect of any such breaches, and (iii) if the Plan Investor receives any payments from the Company in respect of any breach of this Agreement (other than the Company Expense Reimbursement Amount) and thereafter the Plan Investor receives the Company Termination Fee, the amount of such Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company in respect of any such breaches (other than the Company Expense Reimbursement Amount).

(f)                                   Company Expense Reimbursement Amount.  In all circumstances when the Company is required to pay to the Plan Investor the Company Expense Reimbursement Amount hereunder, the Company shall pay to the Plan Investor an amount equal to the amount of all reasonable and documented fees and expenses incurred by the Plan Investor in connection with the negotiation, preparation and implementation of the Transaction Documents (such reimbursement obligation not to exceed $4,000,000 in the aggregate) (the “Company Expense Reimbursement Amount”).

(g)                                  Integral Part of Agreement. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty.  Accordingly, if any Party fails to promptly pay any amount due pursuant to this Section 8.3, such Party shall also pay any out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by the Party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Party failing to promptly pay such amount.  Any amount not paid when due pursuant to this Section 8.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(h)                                 Agreement Subject to PFA Order.  The obligations of the Company to make any of the payments contemplated by this Section 8.3 shall become effective upon the date on which the Bankruptcy Court enters the PFA Order and shall have no effect on the Company until such PFA Order has been entered.

ARTICLE IX.

BANKRUPTCY COURT MATTERS

Section 9.1.                                 PFA Order.  On the Petition Date or as soon as reasonably practicable thereafter, the Company shall file with the Bankruptcy Court a motion seeking entry of the PFA Order, and the Company shall use reasonable best efforts to obtain the entry of the PFA Order on the time contemplated by the Restructuring Support Agreement.  The Plan Investor agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining entry of the PFA Order.

ARTICLE X.

MISCELLANEOUS

Section 10.1.                          Governing Law. This Agreement (and all Proceedings arising out of or related to this Agreement, whether based upon contract, tort or otherwise) shall be governed by, and construed in accordance with, the procedural and substantive Laws of the State of New York (including the Laws relating to the statutes of limitation) without giving effect to conflicts of Law principles thereof that would compel the application of the Laws of another jurisdiction, other than sections 5-1401 and 5-1402 of the New York General Obligations Law. Notwithstanding the foregoing, to the extent that the fiduciary duties of any director or officer of the Plan Investor and its Subsidiaries are governed by the Laws of England and Wales, then the Laws of England and Wales shall govern with respect to such duties.

Section 10.2.                          Jurisdiction; Forum; Service of Process; Waiver of Jury Trial.  With respect to any Proceeding arising out of or relating to this Agreement, each Party hereby irrevocably:

(a)                                 submits to the exclusive jurisdiction of the Bankruptcy Court, or in the event that the Bankruptcy Cases are no longer pending or the Bankruptcy Court does not have jurisdiction over the matters in question, the state and federal courts sitting in the Southern District of New York (any such court, the “Selected Court”), for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such court) and waives any objection to venue being laid in the Selected Court whether based on the grounds of forum non conveniens or otherwise; provided that each of the Company and the Plan Investor hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for so long as the Bankruptcy Cases are pending;

(b)                                 consents to service of process in any Proceeding in accordance with Section 10.6 (other than email); and

(c)                                  WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 10.3.                          Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the Parties.  No assignment of this Agreement may be made by a Party at any time, whether or not by operation of Law, without the other Party’s prior written consent.

Section 10.4.                          Entire Agreement; Amendment.  This Agreement (including the Exhibits and Schedules attached hereto), any confidentiality agreement between the Parties or their respective Affiliates (including the Confidentiality Agreement) and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject-matter hereof and supersede all prior agreements relating to the subject matter hereof (other than the Confidentiality Agreement); provided, however, that the Confidentiality Agreement shall terminate in accordance with the terms thereof.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by each of the Parties.  If any ruling is made by the Panel that any provision of this Agreement is not permitted by the Takeover Code, such provision shall be given no effect. The Parties shall negotiate in good faith to replace such provision with a valid and enforceable provision which is acceptable to the Panel and carries out, as closely as possible, the intentions of the Parties.

Section 10.5.                          Disclosure Schedule References; Data Room Disclosures.  The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule or the Plan Investor Disclosure Schedule provided in connection with this Agreement and/or the Restructuring Support Agreement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the disclosing Party that are set forth in the corresponding Section or subsection of this Agreement or the Restructuring Support Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the disclosing party that are set forth in this Agreement or the Restructuring Support Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent in the face of such disclosure.  In addition, solely for purposes of the representations and warranties set forth in this Agreement or the Restructuring Support Agreement, any information or documentation that is (i) disclosed in any Electronic Data Room at 11:59 p.m., New York time, on the date that is two (2) days prior to the date of this Agreement (excluding, for computational purposes the date of this Agreement), and (ii) Fairly Disclosed, shall be deemed to have been disclosed on the Company Disclosure Schedule or Plan Investor Disclosure Schedule, as applicable, for purposes of this Agreement or the Restructuring Support Agreement. Concurrently with the execution of this Agreement, for evidentiary purposes, the Parties have provided each other with a USB drive containing all of the information and documents contained in each Electronic Data Room as of 11:59 p.m., New York time, on the date that is two (2) days prior to the date of this Agreement (excluding, for computational purposes the date of this Agreement).

Section 10.6.                          Notices.  All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by email or nationally recognized overnight courier, addressed to such Party at the applicable address set forth below or such other address as may hereafter be designated in writing by such Party to the other Party from time to time:

(a)                                 if to the Company:

c/o Aegerion Pharmaceuticals, Inc.

245 First Street
Riverview II, 18th Floor
Cambridge, MA 02142

Attention: John R. Castellano

Email: JCastellano@alixpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Russell L. Leaf, Esq.; Jared Fertman, Esq.; Paul V. Shalhoub, Esq.; and Andrew S. Mordkoff, Esq.

Email: rleaf@willkie.com; jfertman@willkie.com;

pshalhoub@willkie.com; amordkoff@willkie.com

(b)                                 if to the Plan Investor, to:

Amryt Pharma plc

90 Harcourt Street

Dublin 2, Ireland

Attention: Joe Wiley

Email:            joe.wiley@amrytpharma.com

with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166

Attention:                 George P. Stamas, Esq.; William B. Sorabella, Esq.; Robert Klyman, Esq.; and Matthew J. Williams, Esq.

Email:                                    GStamas@gibsondunn.com; WSorabella@gibsondunn.com; RKlyman@gibsondunn.com; MJWilliams@gibsondunn.com

All such notices, requests, consents and other communications shall be deemed to have been given or made on the date so given or made, if and when delivered personally or by overnight courier to the applicable Party at the above addresses or sent by electronic transmission, with delivery confirmed (which may be electronic), or to the email addresses specified above (or at such other address for a Party as shall be specified by like notice).

Section 10.7.                          Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to a Party upon any breach or default by the other Party under this Agreement shall impair any such right, power or remedy of the non-breaching or the non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, consent or approval of any kind or character on the part of a Party of any breach or default under this Agreement by the other Party, or any waiver on the part of any such Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by Law or otherwise afforded to a Party, shall be cumulative and not alternative.

Section 10.8.                          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed signature page of this Agreement.

Section 10.9.                          Severability.  In the event that any provision of this Agreement becomes or is declared by a final and non-appealable judgment of a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision(s); provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party.

Section 10.10.                   Headings.  The table of contents and headings used in this Agreement are used for convenience only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement.

Section 10.11.                   No Third-Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any Person other than the Parties.

Section 10.12.                   No Survival.  The representations and warranties of the Parties in this Agreement, other than as set forth in Section 4.22 and Section 5.22, shall not survive the Closing.  The covenants or agreements of the Parties shall only survive the Closing if and as explicitly set forth in the applicable provision of this Agreement requiring a Party to perform such covenant(s) following the Closing.

Section 10.13.                   Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, each Party shall bear all costs and fees and expenses that it incurs, or that may be incurred on its behalf, in connection with this Agreement and the transactions contemplated by any of the Transaction Documents.

Section 10.14.                   No Public Announcement.  The Parties agree that any press release or public announcement to be issued with respect to the transactions contemplated by the Transaction Documents shall be made in accordance with the provisions of Section 6.6 of the Restructuring Support Agreement.

Section 10.15.                   Specific Performance.  This Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without the posting of a bond or other security.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Party may have under this Agreement or otherwise.  The Parties agree to waive any defense in any action for specific performance to the effect that a remedy at law would be adequate.

Section 10.16.                   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder and all amendments thereto; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural and vice versa; (f) the words “include,” “including” and “includes” shall mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) all reference to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days; and (i) the word “will” shall be construed to have the same meaning as the word “shall”, (j) the phrase “ordinary course” or “ordinary course of business” shall mean “ordinary course of business and consistent with past practices,” (k) subject to Section 10.5, the phrase “provided,” “delivered” or “made available” when used in reference to a document shall include all documents and materials that are made available by the applicable Party to the other Party via an Electronic Data Room as of 11:59 p.m., New York time, no later than the date that is two (2) days prior to the date of this Agreement (excluding, for computational purposes, the date of this Agreement), and (l) unless the context provides otherwise, the word “or” shall not be exclusive and shall mean “and/or”.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall automatically be deferred until the next Business Day.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ John R. Castellano
Name: John R. Castellano
Title: Chief Restructuring Officer

AMRYT PHARMA PLC

By:	/s/ Joe Wiley
	Name:	Joe Wiley
	Title:	CEO